Exhibit 10.1

Execution Copy

INVESTMENT AGREEMENT

dated as of January 27, 2011

by and among

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.,

FIRST FEDERAL BANK

and

BEAR STATE FINANCIAL HOLDINGS, LLC

i

ii

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.2(d)(ii)(V)(1)(x) — List of Employees with Employment Agreements

Schedule 1.2(d)(ii)(V)(1)(y) — List of Employees with Change of Control Severance Agreements

Schedule 1.2(d)(ii)(S) — New D&O Policies

Schedule 6.3(t) — Knowledge

Company Disclosure Schedules

Exhibit A	—	Form of Warrant

Exhibit B	—	Form of Voting Agreement

Exhibit C-1	—	Form of Termination of Amended and Restated Employment
Agreement and Release

Exhibit C-2	—	Form of Termination of Amended and Restated Change in Control
Severance Agreement and Release

Exhibit D	—	Certificate of Amendment

i

DEFINED TERMS INDEX

Defined Term	Section No.
Acquisition Agreement	3.2(a)
Action	2.2(g)
Affiliate	6.3(a)
Agency	6.3(b)
Agreement	Preamble
Appraisals	3.1(b)(i)
Appraised Loan	3.1(b)(i)
Appraiser	3.1(b)(i)
Bank	Preamble
Bank Board	1.2(d)(ii)(R)
Bank Charter	2.2(a)(ii)
Basic Subscription Right	3.14(b)
Benefit Plans	2.2(x)(i)
Board of Directors	6.3(d)
Board Recommendation	2.2(d)(i)
Burdensome Condition	1.2(d)(ii)(G)
Business Combination	6.3(g)(ii)
Business Day	6.3(e)
CBCA	1.2(d)(i)(B)
CERCLA	2.2(y)(ii)
Capital Stock	6.3(f)
Capitalization Date	2.2(c)
Certificate of Amendment	6.3(c)
Change in Control	6.3(g)
Closing and Closings	1.2(b)
Closing Date/Closing Dates	1.2(b)
Code	6.3(h)
Common Shares or Common Stock	Recital A
Company	Preamble
Company Account	1.2(c)(iii)
Company Adverse Recommendation Change	3.2(e)
Company Advisor	2.2(cc)
Company Employees	2.2(x)(i)
Company Financial Statements	2.2(h)
Company Insurance Policies	2.2(u)
Company Option	2.2(c)
Company Preferred Stock	2.2(c)
Company Reports	2.2(i)

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Defined Term	Section No.
Company Shareholders Meeting	3.4(b)
Company Specified Representations	6.3(i)
Company Subsidiary / Company Subsidiaries	2.2(b)(i)
Competing Transaction	3.2(a)
Confidentiality Agreement	3.3(c)
Continuing Director	6.3(j)
Core Deposits	6.3(k)
Demand Notice	3.12(a)(ii)(A)
Demand Registration Statement	3.12(a)(ii)(A)
Derivative Investments	6.3(l)
Designated Investor Directors	3.5(a)
Disclosure Schedule	6.3(m)
ERISA	2.2(x)(i)
Effective Date	3.12(k)(i)
Effectiveness Deadline	3.12(k)(ii)
Environmental Laws	6.3(n)
Exchange Act	2.2(e)
Executive Officer	6.3(o)
Existing D&O Policies	1.2(d)(ii)(S)
FDI Act	2.2(b)(ii)
FDIC	2.2(b)(ii)
Federal Reserve	2.2(b)(ii)
First Closing	1.2(a)
First Closing Date	1.2(a)
First Purchase Price	1.1(a)
GAAP	6.3(p)
Governmental Consent	6.3(q)
Governmental Entity	6.3(r)
Holder	3.12(k)(ii)
Holders’ Counsel	3.12(k)(iii)
Indemnified Party	5.3(a)
Indemnifying Party	5.3(a)
Indemnitee	3.12(g)(i)
Initiating Holders	3.12(k)(iv)
Insurer	6.3(s)
Intellectual Property Rights	2.2(w)
Interim Financials	2.2(h)
Investment	Recital A
Investment-Based Shareholder Proposals	3.4(b)
Investor	Preamble
Investor Indemnified Parties	5.1(a)
Investor Indemnitee /	3.5(e)

Defined Term	Section No.
Investor Indemnitors
Investor Warrant	Recital A
IT Assets	2.2(w)
Knowledge	6.3(t)
Law	2.2(r)
Legacy Shareholder	3.14(a)
Liens	2.2(d)(ii)
Loan Investor	6.3(u)
Loans	2.2(n)(i)
Losses	6.3(v)
Material Adverse Effect	2.1(a)
Material Contracts	2.2(t)
NASDAQ	1.2(d)(ii)(W)
New D&O Policies	1.2(d)(ii)(S)
New Security	3.8(a)
Nominating Committee	3.5(b)
Non-Qualifying Transaction	6.3(g)(ii)
Nonperforming Assets	6.3(w)
Nonperforming Loans	6.3(x)
Notice of Superior Competing Transaction	3.2(f)(iv)
OFAC	2.2(o)
OTS	1.2(d)(i)(B)
Oversubscription Privilege	3.14(b)
PBGC	2.2(x)(vi)
Parent Corporation	6.3(g)(ii)
Pending Underwritten Offering	3.12(l)
Permitted Transferee	3.5(a)
Permitted Transferee Voting Agreement	3.5(a)
Person	6.3(y)
Piggyback Registration	3.12(a)(iv)
Previously Disclosed	2.1(b)
Proxy Statement	6.3(z)
Purchase Price	1.1(b)
Qualifying Ownership Interest	3.5(a)
Real Estate Owned	3.1(a)(v)
Record Date	3.14(a)
Register/Registered/Registration	3.12(k)(v)
Registrable Securities	3.12(k)(vi)
Registration Expenses	3.12(k)(vii)
Regulatory Agreement	2.2(s)
Representative	3.2(a)
Reverse Stock Split	3.4(b)
Rights	3.14(a)

Defined Term	Section No.
Rights Offering	3.14(a)
Rights Purchase Price	3.14(a)
Rule 144	6.3(aa)
Rule 158 / Rule 159A / Rule 405 / Rule 415	3.12(k)(viii)
SEC	2.1(b)
SEC Guidance	3.12(k)(ix)
Second Closing	1.2(b)
Second Closing Date	1.2(b)
Second Purchase Price	1.1(b)
Selling Expenses	3.12(k)(x)
Shareholder Proposals	3.4(b)
Shelf Registration Statement	3.12(a)(iii)
Special Registration	3.12(i)
Stock Plans	2.2(c)
Subsidiary	6.3(bb)
Superior Competing Transaction	3.2(b)
Surviving Corporation	6.3(g)(ii)
Suspension Period	3.12(d)
TARP Preferred Stock	Recital B
TARP Purchase	Recital B
TARP Warrant	Recital B
Tangible Capital	6.3(cc)
Tax or Taxes	6.3(dd)
Tax Return	6.3(ee)
Termination Amount	4.2(b)
Third Party	3.2(a)
Third Party Claim	5.3(a)
Transaction Documents	6.3(ff)
Treasury	Recital B
Treasury Letter	Recital B
USA PATRIOT Act	2.2(o)
Voting Debt	2.2(c)

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT, dated as of January 27, 2011 (this “Agreement”), is made by and among First Federal Bancshares of Arkansas, Inc., a Texas corporation (the “Company”), First Federal Bank, a federally chartered stock savings and loan association and wholly-owned subsidiary of the Company (the “Bank”), and Bear State Financial Holdings, LLC, an Arkansas limited liability company (the “Investor”).  Except as otherwise specifically provided in this Agreement, all share amounts in this Agreement reflect the completion of the Reverse Stock Split described in Section 3.4(b) of this Agreement.

RECITALS

A.                                   The Investment. The Company intends to issue and sell to the Investor, and the Investor intends to purchase from the Company, up to 18,333,334 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock” or “Common Shares”), at a purchase price of $3.00 per share and a warrant (the “Investor Warrant”) in the form attached hereto as Exhibit A to purchase 2,000,000 Common Shares at an exercise price of $3.00 per share, all on the terms and subject to the conditions described herein (the “Investment”).  Subject to the satisfaction or waiver of the terms and conditions to be satisfied at or prior to the First Closing, a portion of the Common Shares to be purchased pursuant to the Investment shall be purchased, the Investor Warrant shall be issued, at the First Closing and, subject to the satisfaction or waiver of the conditions to be satisfied at or prior to the Second Closing, the remainder of the Common Shares to be purchased pursuant to the Investment shall be purchased at the Second Closing.

B.                                     TARP Purchase. The United States Department of Treasury (the “Treasury”) holds (i) 16,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) and (ii) a warrant, dated March 6, 2009, to purchase 321,847 shares of the Common Stock at an exercise price of $7.69 per share (the “TARP Warrant”). Neither the number of shares of Common Stock issuable upon exercise of the TARP Warrant nor the exercise price of the TARP Warrant takes into account the completion of the Reverse Stock Split described in Section 3.4(b) of this Agreement.  On the terms and subject to the conditions set forth in a letter dated December 29, 2010 from the Treasury to the Investor (the “Treasury Letter”), the Investor intends to purchase from the Treasury the TARP Preferred Stock, the TARP Warrant and the right to receive any accrued but unpaid dividends of the TARP Preferred Stock (collectively, the “TARP Purchase”), which the Investor intends to then deliver to the Company at the First Closing in partial satisfaction of the First Purchase Price.

C.                                     Shareholder Proposals. In connection with the transactions contemplated hereby, the Company will call a special meeting of its shareholders for the purpose of (i) approving the issuance of Common Shares and the Investor Warrant (including the Common Shares to be issued upon exercise of the Investor Warrant) to the Investor pursuant to the terms and conditions of this Agreement as required pursuant to NASDAQ Marketplace Rules 5635(b), 5635(c) and 5635(d), (ii) approving a 1-for-5 reverse stock split of the Common Shares, and (iii) approving an omnibus incentive compensation plan pursuant to which the Company may issue certain incentive awards to directors, officers and employees of the Company and the Bank as required pursuant to NASDAQ Marketplace Rule 5635(c), all as more fully described in Section 3.4(b) of this Agreement.

D.                                    The Rights Offering. Following the First Closing, the Company will commence the Rights Offering described in Section 3.14 of this Agreement providing Legacy Shareholders with the ability to purchase Common Shares in the Rights Offering at the same price per share paid by the Investor at the First Closing.  Subject to the limitation described in Section 3.14, the Investor will purchase any unsubscribed Common Shares at the Second Closing.

E.                                      Voting Agreements. Each member of the Board of Directors and each “named executive officer” (as described in the Company’s Schedule 14A filed with the SEC on April 28, 2010) that is not otherwise a member of the Board of Directors has entered into a separate voting agreement substantially in the form of Exhibit B hereto whereby each such member of the Board of Directors and each such named executive officer has agreed to vote his or her shares of Common Stock in favor of the Shareholder Proposals.

NOW, THEREFORE, in consideration of the foregoing covenants, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Bank and the Investor hereby agree as follows:

ARTICLE I
PURCHASE; CLOSINGS

1.1                                 Issuance, Sale and Purchase.

(a)                                  At the First Closing, subject to the terms and conditions set forth herein, the Company agrees to issue and sell to the Investor, and the Investor agrees to (i) purchase from the Company, free and clear of any Liens, 15,425,262 shares of Common Stock, at a purchase price equal to $3.00 per share, payable by the Investor to the Company (the “First Purchase Price”) and (ii) accept the issuance of the Investor Warrant.

(b)                                 At the Second Closing, subject to the terms and conditions set forth herein, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, free and clear of any Liens, the Common Shares not purchased by the Legacy Shareholders in the Rights Offering at the Rights Offering Purchase Price (the “Second Purchase Price”; and together with the First Purchase Price, the “Purchase Price”).

1.2                                 Closings; Deliverables for Closings; Conditions of Closings.

(a)                                  First Closing.  The closing of the purchase of the Common Shares and the Investor Warrant by the Investor pursuant to Section 1.1(a) (the “First Closing”) shall occur on the second (2nd) Business Day following the satisfaction or waiver of the conditions to the First Closing set forth in Section 1.2(d) (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions) (provided, that the Investor may postpone the First Closing for up to ten (10) Business Days following the satisfaction or waiver of the conditions to the First Closing set forth in Section 1.2(d) if necessary to make a capital call to its members) at the offices of Kutak Rock LLP, 124

West Capitol Avenue, Suite 2000, Little Rock, Arkansas 72201 or such other date or location as agreed in writing by the parties.  The date of the First Closing is referred to as the “First Closing Date.”

(b)                                 Second Closing.  The closing of the purchase of the Common Shares by the Investor pursuant to Section 1.1(b) (the “Second Closing”) shall occur on the date of the closing of the Rights Offering following the satisfaction of the conditions to the Second Closing set forth in Section 1.2(f) (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions) (provided, that the Investor may postpone the Second Closing for up to ten (10) Business Days following the satisfaction or waiver of the conditions to the Second Closing set forth in Section 1.2(f) if necessary to make a capital call to its members) at the offices of Kutak Rock LLP, 124 West Capitol Avenue, Suite 2000, Little Rock, Arkansas 72201 or such other date or location as agreed in writing by the parties.  The date of the Second Closing is referred to as the “Second Closing Date.”  The term “Closing” shall apply to the First Closing and/or the Second Closing, as applicable and the term “Closings” shall refer to the First Closing and the Second Closing, collectively. The term “Closing Date” shall apply to the First Closing Date and/or the Second Closing Date, as applicable and the term “Closing Dates” shall refer to the First Closing Date and the Second Closing Date, collectively.

(c)                                  First Closing Deliverables.  At the First Closing the parties shall make the following deliveries:

(i)                                     The Company shall deliver to the Investor (A) the number of the Common Shares to be purchased pursuant to Section 1.1(a), registered in the name of the Investor as evidenced by one or more certificates dated the First Closing Date and bearing the appropriate legends as herein provided for and (B) the Investor Warrant, registered in the name of the Investor;

(ii)                                  The Company shall have delivered to the Investor such other documents relating to the purchase and sale of the Common Shares and the Investor Warrant contemplated by this Agreement as the Investor shall have reasonably requested;

(iii)                               The Investor shall deliver to the Company concurrently with the First Closing: (A) the TARP Preferred Stock, the TARP Warrant and evidence satisfactory to the Company of the assignment of the Investor’s right to receive accrued but unpaid dividends on the TARP Preferred Stock, which shall represent $6,000,000 of the First Purchase Price; and (B) by wire transfer of immediately available funds, the balance of the First Purchase Price, which shall represent $40,275,787 of the First Purchase Price, to an account designated by the Company (the “Company Account”) in accordance with payment instructions provided to the Investor by the Company at least one (1) Business Day prior to the First Closing Date; and

(iv)                              The Company shall contribute an amount not less than $39,275,787 (or such lesser amount agreed to in writing by the Investor and the Bank) to the Bank by wire transfer of funds available upon receipt of the First Purchase Price.

(d)                                 First Closing Conditions.

(i)                                     The respective obligations of the Investor and the Company to consummate the First Closing are each subject to the satisfaction or written waiver by the Company and the Investor of the following conditions prior to the First Closing:

(A)                              No provision of any Law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit the First Closing or the Second Closing or shall prohibit or restrict the Investor or any of its Affiliates from owning or voting any Common Shares to be purchased pursuant to the Transaction Documents;

(B)                                All Governmental Consents required to have been obtained at or prior to the First Closing Date in connection with the execution and delivery of this Agreement and the other Transaction Documents, the performance by the parties hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect, including, without limitation, (i) approval by the Office of Thrift Supervision (“OTS”) of the Investor’s application for status as a savings and loan holding company under the Home Owners’ Loan Act (including, without limitation, the business plan submitted therewith and the activities described therein) and (ii) receipt of a written non-objection from the OTS in response to the Investor’s change in control notice it files with the OTS under the Change of Bank Control Act of 1978, as amended (the “CBCA”) in connection with the Investment; and

(C)                                The Investment-Based Shareholder Proposals shall have been approved and adopted, the Reverse Stock Split shall have been completed and the Certificate of Amendment shall have been duly filed with the Secretary of State for the State of Texas and shall be in full force and effect.

(ii)                                  The obligation of the Investor to purchase the Common Shares to be purchased by it at the First Closing and the Investor Warrant is also subject to the satisfaction or written waiver by the Investor of the following conditions prior to the First Closing:

(A)                              The representations and warranties of the Company and the Bank set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the First Closing Date as though made on and as of the First Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company (and except that (1) representations and warranties made as of a specified date shall be true and correct as of such date and (2) the Company Specified Representations shall be true and correct in all respects);

(B)                                The Company and the Bank shall have performed and complied with in all material respects all agreements, covenants and conditions required by the Transaction Documents to be performed by such party on or prior to the First Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Company and the Bank shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects);

(C)                                The Investor shall have received from the Company a certificate evidencing the incorporation and good standing of the Company and each of the Company Subsidiaries as of a date within ten (10) Business Days prior to the First Closing Date;

(D)                               The Investor shall have received a certificate, dated as of the First Closing Date, signed on behalf of the Company and the Bank by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(d)(ii)(A) and Section 1.2(d)(ii)(B) have been satisfied on and as of the First Closing Date;

(E)                                 Reserved;

(F)                                 Prior to the First Closing, the Investor shall have completed the TARP Purchase;

(G)                                There shall not have been any action taken, or, in the Investor’s reasonable discretion, likely to be taken, or any Law enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, the Investor or the transactions contemplated by the Transaction Documents by any Governmental Entity, whether in connection with the Governmental Consents specified in Section 1.2(d)(i)(B) or otherwise, which imposes any restriction or condition which the Investor determines, in the Investor’s reasonable discretion, is materially burdensome or would reduce the benefits of the transactions contemplated hereby to the Investor to such a degree that the Investor would not have entered into the Transaction Documents had such condition or restriction been known to it on the date of this Agreement (any such condition or restriction, a “Burdensome Condition”), and, for the avoidance of doubt, (1) any increase in the Bank’s required capital or general or specific valuation allowances, (2) any limitation or restriction on the business of the Company or the Bank as it is now being conducted, and (3) any requirement that would impair or delay the Bank’s ability to execute its business plan, shall be deemed a Burdensome Condition;

(H)                               As measured on a date that is within fourteen (14) days of the First Closing Date, the funding shortfall in the Bank’s Pentegra Defined Benefit Plan for Financial Institutions shall not exceed $3,200,000, as determined by Pentegra based on the valuation methodology utilized in Pentegra’s July 1, 2010 Actuarial Valuation and Report;

(I)                                    As measured as of the last day of the month immediately preceding the First Closing Date, the Bank shall have at least $490,000,000 in Core Deposits;

(J)                                   As measured as of the last day of the month immediately preceding the First Closing Date, the Bank’s general valuation allowance shall be at least $23,000,000;

(K)                               As measured as of the last day of the month immediately preceding the First Closing Date, Nonperforming Assets of the Bank shall not exceed $104,000,000;

(L)                                 As independently valued in a manner consistent with the Company’s past practices as of the last day of the month immediately preceding the First Closing Date, the unrealized loss (net of unrealized gain) in the Company’s investment portfolio shall not exceed $3,000,000;

(M)                            As measured as of the last day of the month immediately preceding the First Closing Date, the Bank’s assets classified by the Company, any Company Subsidiary or any Governmental Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, shall not exceed $203,000,000 in an aggregate amount;

(N)                               As measured as of the last day of the month immediately preceding the First Closing Date, Tangible Capital of the Bank shall not be less than $36,000,000;

(O)                               Since the date of this Agreement, a Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

(P)                                 Reserved;

(Q)                               At any time after the date of this Agreement, the Company shall not have agreed to enter into or entered into (1) any agreement or transaction in order to raise capital or (2) any agreement or transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents;

(R)                                Immediately prior to the First Closing, the Board of Directors as well as the board of directors of the Bank (the “Bank Board”) shall have increased the size of the Board of Directors and Bank Board so that each consists of seven (7) seats, and any vacancies resulting from such increase shall remain vacant at the First Closing in order for the Company and the Bank to satisfy their respective obligations in Section 3.5(a) immediately following the First Closing.

Any existing member of the Board of Directors and the Bank Board who will not be among the seven (7) members of each of the Board of Directors and Bank Board immediately following the First Closing shall have tendered his or her conditional resignation from the Board of Directors and the Bank Board, as applicable, to be effective upon the First Closing;

(S)                                 The existing directors and officers liability and errors and omissions insurance policies of the Company, the Bank and any other Company Subsidiary (the “Existing D&O Policies”) shall remain in full force and effect as of the date of this Agreement and shall continue in full force and effect until they expire on March 22, 2011.  Prior to such date, the Company shall have obtained, and caused the Company Subsidiaries to obtain, from its existing insurance carrier or such other insurance carriers believed to be financially sound and reputable, policies of directors and officers liability and errors and omissions insurance coverage (the “New D&O Policies”), on terms and with limitations and with premiums no less favorable than as set forth on Schedule 1.2(d)(ii)(S);

(T)                                The Investor shall have received (1) a certificate signed on behalf of the Company by a senior executive officer of the Company, dated as of the First Closing Date, certifying as true, correct and complete (x) the resolutions adopted by the Board of Directors (or a duly authorized committee thereof) and the Company’s shareholders approving the transactions contemplated by the Transaction Documents, (y) the current versions of the Articles of Incorporation, as amended, and bylaws, as amended, of the Company and (z) as to the signatures and authority of the individuals signing this Agreement and related documents on behalf of the Company, and (2) a certificate signed on behalf of the Bank by a senior executive officer of the Bank, dated as of the First Closing Date, certifying as true, correct and complete (x) the resolutions adopted by the Bank Board (or a duly authorized committee thereof) and the Company, as the Bank’s sole shareholder, approving the transactions contemplated by the Transaction Documents, (y) the current version of the Bank Charter, as amended, and the Bank’s bylaws, as amended, and (z) as to the signatures and authority of the individuals signing this Agreement and related documents on behalf of the Bank;

(U)                               The Investor shall have received a certificate signed on behalf of the Company by its chief executive officer, chief operating officer and chief financial officer, dated as of the First Closing Date, certifying that the conditions set forth in Sections 1.2(d)(ii)(H), (I), (J), (K), (L), (M), (N) and (O) have been satisfied;

(V)                                (1) No later than thirty (30) days after the date of this Agreement, the Company shall have caused (x) each of the executives identified on Schedule 1.2(d)(ii)(V)(1)(x) to execute an agreement, in the form attached hereto as Exhibit C-1, whereby each such executive agrees to terminate his or her employment agreement effective immediately prior to the First Closing and release the Company and the Bank from any and all claims and issues arising under such employment agreement and such executive’s employment with the Company and the Bank prior to the date of such release and (y) each of the executives identified on Schedule 1.2(d)(ii)(V)(1)(y) to execute an agreement, in the form attached hereto as Exhibit C-2, whereby each such executive agrees to terminate his or her change in control severance agreement effective immediately prior to the First Closing and release the Company and the Bank from any and all claims and issues arising in connection with executive’s employment with the Company and the Bank prior to the date of such release; and (2) prior to the First Closing, the Company shall take all acts as are necessary or advisable to ensure that neither the transactions contemplated by the Transaction Documents nor the distribution of Common Shares to the Investor’s members pursuant to the terms of the Investor’s operating agreement shall result in or accelerate any payment or severance benefit becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary with such acts including, but not limited to, the amendment of any Benefit Plans or other agreements and arrangements; and

(W)                           The Common Stock, including the Common Shares issued hereunder, (1) shall be designated for listing and quotation on the NASDAQ Stock Market (“NASDAQ”) and (2) shall not have been suspended, as of the First Closing Date, by the SEC or NASDAQ from trading on the NASDAQ.

(iii)                               The obligation of the Company hereunder to issue and sell the Common Shares to the Investor at the First Closing and the Investor Warrant is subject to the satisfaction or written waiver by the Company of the following conditions prior to the First Closing:

(A)                              The representations and warranties of the Investor set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the First Closing Date as though made on and as of the First Closing Date except where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, would not materially adversely affect the ability of the Investor to perform its obligations hereunder;

(B)                                The Investor shall have performed and complied with in all material respects all agreements, covenants and conditions required by the Transaction Documents to be performed by it on or prior to the First Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Investor shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects); and

(C)                                The Company shall have received a certificate, dated as of the First Closing Date, from the Investor signed on behalf of the Investor by an authorized agent of the Investor certifying to the effect that the conditions set forth in Section 1.2(d)(iii)(A) and Section 1.2(d)(iii)(B) have been satisfied.

(e)                                  Second Closing Deliverables.  At the Second Closing the parties shall make the following deliveries:

(i)                                                             The Company shall deliver to the Investor the number of the Common Shares to be purchased pursuant to Section 1.1(b), registered in the name of the Investor as evidenced by one or more certificates dated the Second Closing Date and bearing the appropriate legends as herein provided for;

(ii)                                                          The Company shall deliver to the Investor such other documents relating to the purchase and sale of the Common Shares contemplated by this Agreement as the Investor shall have reasonably requested in connection with the Second Closing;

(iii)                                                       The Investor shall deliver concurrently with the Second Closing the Second Purchase Price by wire transfer of immediately available funds to the Company Account; and

(iv)                                                      The Company shall contribute the aggregate amount of the Second Purchase Price (or such lesser amount agreed to in writing by the Investor) to the Bank by wire transfer of funds available upon receipt of the Second Purchase Price.

(f)                                    Second Closing Conditions.

(i)                                     The respective obligations of the Investor and the Company to consummate the Second Closing are each subject to the satisfaction or written waiver by the Company and the Investor of the following conditions prior to the Second Closing:

(A)                              The First Closing shall have been consummated in accordance with the terms of this Agreement;

(B)                                The Rights Offering shall have been consummated in accordance with the terms of this Agreement;

(C)                                The Company shall have received (or shall receive concurrently with the Second Closing) proceeds from the sale of the Common Shares pursuant to the Investment and the Rights Offering, in each case at the purchase prices set forth herein and at a price per share of $3.00, in an aggregate amount of not less than $55,000,000; provided that, notwithstanding anything in this Agreement to the contrary, the Investor will not be required to purchase Common Shares in connection with its backstop commitment in the Rights Offering to the extent doing so would cause the Investor to own more than 94.9% of the Common Shares outstanding immediately after giving affect to the transactions contemplated by the Transaction Documents (including the acquisition of Common Shares by Legacy Shareholders in the Rights Offering); and

(D)                               No provision of any Law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit the Second Closing or shall prohibit or restrict the Investor from owning or voting any Common Shares to be purchased pursuant to the Transaction Documents.

(ii)                                  The obligation of the Investor to purchase the Common Shares to be purchased by it at the Second Closing is also subject to the satisfaction or written waiver by the Investor of the following conditions prior to the Second Closing:

(A)                              The representations and warranties of the Company and the Bank set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Second Closing Date as though made on and as of the Second Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company (and except that (1) representations and warranties made as of a specified date shall be true and correct as of such date and (2) the Company Specified Representations shall be true and correct in all respects);

(B)                                The Company and the Bank shall have performed and complied with in all material respects all agreements, covenants and conditions required by the Transaction Documents to be performed by such party on or prior to the Second Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Company and the Bank shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects);

(C)                                The Investor shall have received from the Company a certificate evidencing the incorporation and good standing of the Company and each of the Company Subsidiaries as of a date within ten (10) Business Days before the Second Closing Date;

(D)                               The Investor shall have received a certificate, dated as of the Second Closing Date, signed on behalf of the Company and the Bank by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(f)(ii)(A) and Section 1.2(f)(ii)(B) have been satisfied on and as of the Second Closing Date;

(E)                                 As measured as of the last day of the month immediately preceding the Second Closing Date, the Bank shall have at least $490,000,000 in Core Deposits;

(F)                                 As measured as of the last day of the month immediately preceding the Second Closing Date, the Bank’s general valuation allowance shall be at least $23,000,000;

(G)                                As measured as of the last day of the month immediately preceding the Second Closing Date, Nonperforming Assets of the Bank shall not exceed $104,000,000;

(H)                               As independently valued in a manner consistent with the Company’s past practices as of the last day of the month immediately preceding the Second Closing Date, the unrealized loss (net of unrealized gain) in the Company’s investment portfolio shall not exceed $3,000,000;

(I)                                    As measured as of the last day of the month immediately preceding the Second Closing Date, the Bank’s assets classified by the Company, any Company Subsidiary or any Governmental Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, shall not exceed $203,000,000 in an aggregate amount;

(J)                                   As measured as of the last day of the month immediately preceding the Second Closing Date, Tangible Capital of the Bank shall not be less than $36,000,000;

(K)                               As measured on a date that is within fourteen (14) days of the Second Closing Date, the funding shortfall in the Bank’s Pentegra Defined Benefit Plan for Financial Institutions shall not exceed $3,200,000, as determined by Pentegra based on the valuation methodology utilized in Pentegra’s July 1, 2010 Actuarial Valuation and Report;

(L)                                 Since the date of this Agreement, a Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect; and

(M)                            The Investor shall have received a certificate signed on behalf of the Company by its chief executive officer, chief operating officer and chief financial officer, dated as of the Second Closing Date, certifying that the conditions set forth in Sections 1.2(f)(ii)(F), (G), (H), (I), (J), (K), and (L) have been satisfied.

(iii)                               The obligations of the Company hereunder to issue and sell the Common Shares to the Investor at the Second Closing is subject to the satisfaction or written waiver by the Company of the following conditions prior to the Second Closing:

(A)                              The representations and warranties of the Investor set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Second Closing Date as though made on and as of the Second Closing Date except where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, would not materially adversely affect the ability of the Investor to perform its obligations hereunder;

(B)                                The Investor shall have performed and complied with in all material respects all agreements, covenants and conditions required by the Transaction Documents to be performed by it on or prior to the Second Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Investor shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects).

(C)                                The Company shall have received a certificate, dated as of the Second Closing Date, from the Investor signed on behalf of the Investor by an authorized agent of the Investor certifying to the effect that the conditions set forth in Section 1.2(f)(iii)(A) and Section 1.2(f)(iii)(B) have been satisfied.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1                                 Certain Terms.

(a)                                  As used in this Agreement, the term “Material Adverse Effect” means any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is material and adverse to the assets, properties, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would materially impair or delay the ability of the Company or any of the Company Subsidiaries to perform its obligations under the Transaction Documents to consummate either of the Closings or any of the transactions contemplated hereby or thereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date of this Agreement in banking, savings institution and similar laws of general applicability or interpretations thereof by a Governmental Entity, (b) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) changes after the date of this Agreement in general economic conditions affecting banks, savings institutions and their holding companies generally, or (d) the effects of any action or omission taken with the prior written consent of the Investor or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact (if any) they have on the Company as measured relative to similarly situated companies in the banking industry.

(b)                                 As used in this Agreement, the term “Previously Disclosed” with regard to (1) any party means information set forth on its Disclosure Schedule corresponding or responsive to the indicated section of this Agreement to which such information relates, provided, however, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other section of this Agreement and (2) the Company includes information publicly disclosed by the Company and available prior to the date of this Agreement in (A) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (the “SEC”), (B) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, as filed by it with the SEC or (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature). Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

2.2                                 Representations and Warranties of the Company.  Except as Previously Disclosed (other than with respect to Sections 2.2(a), 2.2(d)(i), 2.2(d)(iii), 2.2(e), 2.2(g), 2.2(l), 2.2(o), 2.2(p), 2.2(v), 2.2(w), 2.2(y), 2.2(bb), 2.2(dd), 2.2(ee), 2.2(gg), 2.2(hh), 2.2(ii) and 2.2(jj)), the Company and the Bank, jointly and severally, hereby represent and warrant to the Investor, as of the date of this Agreement and, with respect to the First Closing, the First Closing Date and, with respect to the Second Closing, the Second Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)                                  Organization and Authority.

(i)                                     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is a unitary savings and loan holding company duly registered under the Home Owners’ Loan Act.  The Company has the corporate power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (A) in which the nature of the activities conducted by the Company requires such qualification and (B) in which the Company owns or leases real property, other than such failures that have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Articles of Incorporation of the Company comply in all material respects with applicable Law. A complete and correct copy of the Articles of Incorporation and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to the Investor.

(ii)                                  The Bank is a wholly owned subsidiary of the Company and is a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the Home Owners’ Loan Act.  The Bank has the corporate power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted. The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (A) in which the nature of the activities conducted by the Bank requires such qualification and (B) in which the Bank owns or leases real property, other than such failures that have not had, and would not reasonably be expected to have, a Material Adverse Effect. The charter of the Bank (the “Bank Charter”) complies in all material respects with applicable Law. A complete and correct copy of the Bank Charter and the bylaws of the Bank, as amended and as currently in effect, has been delivered or made available to the Investor.

(b)                                 Company Subsidiaries.

(i)                                     The Company has Previously Disclosed a complete and correct list of all of its direct and indirect subsidiaries (each a “Company Subsidiary” and collectively the “Company Subsidiaries”). Each of the Company Subsidiaries (other than the Bank) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Company Subsidiary has the corporate power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted. Each such Company Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions (A) in which the nature of the activities conducted by such Company Subsidiary requires such qualification and (B) in which such Company Subsidiary owns or leases real property, other than such failures that have not had, and would not reasonably be expected to have, a Material Adverse Effect. The articles or certificate of incorporation, certificate of trust or similar governing document of each Company Subsidiary (other than the Bank) complies in all material respects with applicable Law.  Complete and correct copies of the articles or certificate of incorporation, certificate of trust or similar governing document and the bylaws or similar governing document of each Company Subsidiary (other than the Bank), as amended and as currently in effect, have been delivered or made available to the Investor.

(ii)                                  Except for the Company Subsidiaries or as set forth on Schedule 2.2(b)(ii), the Company does not own beneficially, directly or indirectly, any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture or similar arrangement. The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens. The OTS is the Bank’s chartering authority and primary regulator. The Bank is subject to reserve requirements established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and is a member of the Federal Home Loan Bank of Dallas. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”) and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the termination or revocation of such FDIC insurance are pending or, to the Knowledge of the Company, threatened. The Company beneficially owns all of the outstanding capital securities and has sole control of the Bank.

(c)                                  Capitalization. The authorized Capital Stock of the Company consists of (i) 30,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock (the “Company Preferred Stock”).  As of the close of business on January 27, 2011 (the “Capitalization Date”), there were 4,846,785 shares of Common Stock outstanding and 16,500 shares of TARP Preferred Stock outstanding. In addition, the TARP Warrant allows for the purchase of 321,847 shares of Common Stock by Treasury at an exercise price of $7.69 per share. Since the Capitalization Date and through the date of this Agreement, except in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including the Investment, the TARP Purchase and the Rights Offering, neither the Company nor any Company Subsidiary has (i) issued or authorized the issuance of any shares of its Capital Stock, or any securities convertible into or exchangeable or exercisable for shares of its Capital Stock, (ii) reserved for issuance any shares of its Capital Stock or (iii) repurchased, redeemed or otherwise acquired, or authorized the repurchase, redemption or other acquisition of, any shares of its Capital Stock.  As of the close of business on the Capitalization Date, other than in respect of the TARP Preferred Stock, the TARP Warrant and awards outstanding under or pursuant to the Benefit Plans pursuant to which Company Options exercisable into 13,832 shares of Common Stock remain outstanding, no shares of Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All issued and outstanding shares of Capital Stock of the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any Company Subsidiary in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company or any Company Subsidiary may vote (“Voting Debt”) are issued and outstanding. Schedule 2.2(c) sets forth the following information with respect to each outstanding option to purchase shares of Common Stock (a “Company Option”) under the Company’s Management Recognition and Retention Plan (the “Stock Plans”) which is true and correct as of the Capitalization Date: (A) the name and, to the Knowledge of the Company, the country and state of residence of each holder of Company Options; (B) the number of shares of Common Stock subject to such Company Option, and as applicable for each Company Option, the date of grant, exercise price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of the Capitalization Date, vesting schedule or schedule providing for the lapse of repurchase rights, reacquisition rights or other applicable restrictions, the type of Company Option and the Stock Plan or other plan under which such Company Options were granted or purchased; and (C) whether, in the case of a Company Option, such Company Option is an Incentive Stock Option (within the meaning of the Code). The Company has made available to the Investor copies of each form of stock option agreement evidencing outstanding Company Options and has also delivered any other stock option agreements to the extent there are variations from the form of agreement, specifically identifying the holder(s) to whom such variant forms apply. As of the Capitalization Date, an aggregate of 555,527 shares of Common Stock are held for the benefit of participants in the Company’s Employees’ Savings & Profit Sharing Plan & Trust, all of which are issued and outstanding as of the Capitalization Date. Except for (x) the outstanding Company Options described in this Section 2.2(c) and listed on Schedule 2.2(c) and (y) as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of Capital Stock of the Company (including any rights plan or agreement). The Company has Previously Disclosed all shares of Company Capital Stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2009 and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date. Each Company Option under the Stock Plans (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (ii) has an exercise price equal to or greater than the fair market value of a share of Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Company’s Board of Directors or compensation committee actually awarded such Company Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Company Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively. Following consummation of the TARP Purchase, there will be no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of Common Shares pursuant to the transactions contemplated by the Transaction Documents.

(d)                                 Authorization; Compliance with Other Instruments; Other Contracts.

(i)                                     Each of the Company and the Bank has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Except for authorization by shareholder approval of the Shareholder Proposals as contemplated by this Agreement, the execution, delivery and performance by the Company and the Bank of this Agreement and the other Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and the Bank, as applicable, and no further approval or authorization is required on the part of the Company, the Bank or their respective shareholders (other than the Shareholder Proposals). As of the date of this Agreement, the Board of Directors and the Bank Board have unanimously approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, as applicable, including the Investment, the Reverse Stock Split and the Rights Offering. As of the date of this Agreement and subject to Section 3.2 hereof, the Board of Directors has unanimously approved and recommended to the Company’s shareholders that such shareholders approve the Shareholder Proposals (the “Board Recommendation”).  This Agreement has been, and the other Transaction Documents and the Investor Warrant will have been at the First Closing, duly and validly executed and delivered by the Company and the Bank, as applicable, and, assuming due authorization, execution and delivery by the Investor, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Company and the Bank enforceable in accordance with their respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)                                  Neither the execution, delivery and performance by the Company or the Bank of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company and the Bank with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the material properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (1) the articles of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (2) any Material Contract, or (B) subject to receipt of the Governmental Consents referred to in Section 2.2(f), violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets.

(iii)                               The only vote of the shareholders of the Company required to approve the Shareholder Proposals is the affirmative vote of the holders of not less than a majority of the outstanding Common Shares. No other vote of any class or series of securities of the Company or the Bank is required to approve the Investment, the Shareholder Proposals, the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

(e)                                  Proxy Statement.  The Proxy Statement will not have, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Shareholder Proposals, contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of each of the dates in the foregoing sentence, the Proxy Statement will have complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC thereunder.  The Board of Directors will unanimously recommend that the shareholders entitled to vote thereon vote in favor of each of the Shareholder Proposals.

(f)                                    Governmental Consents.  Except as set forth on Schedule 2.2(f), no Governmental Consents are necessary for the execution and delivery of the Transaction Documents by the Company or the Bank or for the consummation by the Company or the Bank of the transactions contemplated hereby and thereby.

(g)                                 Litigation and Other Proceedings.  Except as described on Schedule 2.2(g), there is no pending or, to the Knowledge of the Company, threatened, claim, action, suit, arbitration, complaint, charge, investigation or proceeding (each an “Action”), against the Company or any Company Subsidiary or any of its assets, rights or properties, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or Governmental Entity.  There is no Action by the Company or any Company Subsidiary pending or which the Company or any Company Subsidiary intends to initiate (other than claims which may be brought in the ordinary course of business, including collections claims). No director or Executive Officer of the Company or any Company Subsidiary is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty as of the date hereof. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC, the OTS or the FDIC involving the Company, any Company Subsidiary or any current or former director or Executive Officer of the Company or any Company Subsidiary.

(h)                                 Financial Statements.  Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, operations, changes in shareholders’ equity and cash flows, together with the notes thereto, included in any Company Report filed with the SEC prior to the date of this Agreement, and the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of September 30, 2010 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period ended September 30, 2010, together with the notes thereto, included in the Company’s Form 10-Q filed with the SEC on November 30, 2010 (the “Interim Financials” and, collectively, the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) to the extent filed with the SEC, complied, as of their respective date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and normal and recurring year-end audit adjustments not material to the financial condition of the Company and the Company Subsidiaries in the case of the Interim Financials).  The books and records of the Company and the Company Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable Law and accounting requirements and reflect only actual transactions.  No accounting firm has resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i)                                     Reports.  Since December 31, 2007, other than the Quarterly Report on Form 10-Q for the period ended September 30, 2010, the Company and each Company Subsidiary have timely filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. There are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report that were enumerated within such report or otherwise were the subject of written correspondence with respect thereto. The Company Reports, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed and, as of the date of each such Company Report filed with or furnished to the SEC, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. Copies of all of the Company Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to the Investor by the Company.

(j)                                     Internal Accounting and Disclosure Controls.  Except as described on Schedule 2.2(j), the records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has no Knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the reports required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2007, (1) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (2) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(k)                                  Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other Affiliated entity that is not reflected on the Company Financial Statements.

(l)                                     Risk Management Instruments.  Neither the Company nor any Company Subsidiary is a party to any Derivative Instrument.

(m)                               No Undisclosed Liabilities.  Except as set forth on Schedule 2.2(m), there are no material liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities adequately reflected or reserved against in accordance with GAAP in the Company’s audited balance sheet for the year ended December 31, 2009, and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2009.

(n)                                 Loans.

(i)                                     Except as set forth on Schedule 2.2(n)(i), as of the date hereof, none of the Company or any Company Subsidiary is a party to any written or oral (A) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor was, as of the last day of the month immediately preceding the date of this Agreement, over ninety (90) days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan in excess of $50,000 with any director, executive officer or five percent (5%) or greater shareholder of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any Affiliate of the foregoing. Schedule 2.2(n)(i) sets forth (x) all of the Loans in an original principal amount in excess of $50,000 of the Company or any Company Subsidiary that as of the last day of the month immediately preceding the date of this Agreement were classified by the Company, any Company Subsidiary or any Governmental Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of the last day of the month immediately preceding the date of this Agreement and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and the Company Subsidiaries that as of the last day of the month immediately preceding the date of this Agreement were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of the last day of the month immediately preceding the date of this Agreement, and (z) each asset of the Company or any Company Subsidiary that as of the last day of the month immediately preceding the date of this Agreement was classified as “Real Estate Owned” and the book value thereof.

(ii)                                  Except as described in Schedule 2.2(n)(ii), each outstanding Loan of the Company or any Company Subsidiary in original principal amount in excess of $10,000 (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii)          Except as described in Schedule 2.2(n)(iii), the Company and each of the Company Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary has satisfied, in all material respects, (A) all Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(iv)          Except as set forth on Schedule 2.2(n)(iv), none of the agreements pursuant to which the Company, the Bank or any of the Company Subsidiaries has sold Loans or participations in Loans contains any obligation by such party to repurchase such Loans or interests therein.  Neither the Company, nor the Bank or any of the Company Subsidiaries has sold pools of Loans or participations in pools of Loans.

(v)           Each of the Company, the Bank and the Company Subsidiaries, as applicable, is approved by and is in good standing with all Agencies.

(vi)          None of the Company, the Bank or any Company Subsidiary is now nor has it ever been since December 31, 2006 subject to any fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Agency. Except as set forth on Schedule 2.2(n)(vi), no Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or any of the Company Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of the Company Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing material restrictions on the activities (including commitment authority) of the Company or any of the Company Subsidiaries or (iii) indicated in writing to the Company or any of the Company Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of the Company Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of the Company Subsidiaries’ compliance with Laws.

(vii)         As of December 31, 2010, the Bank’s Core Deposits were $515,323,000.

(viii)        As of December 31, 2010, the Bank’s general valuation allowance was $23,022,000.

(ix)           As of December 31, 2010, the Bank’s Nonperforming Assets were $99,312,000.

(x)            As of December 31, 2010, the Company’s investment portfolio was composed entirely of available for sale securities with an amortized cost of $85,426,000 and market value of $83,106,000 for a net unrealized loss of $2,320,000.  Gross unrealized gains were $165,000 and gross unrealized losses were $2,485,000.  The effect of the unrealized loss on book equity through accumulated other comprehensive income was a $2,320,000 decrease, which represents the entire unrealized loss as a valuation allowance was recorded for the entire tax effect of $888,000.

(xi)           As of December 31, 2010, the Bank’s assets classified by the Company, any Company Subsidiary or any Governmental Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, were $194,219,000 in an aggregate amount.

(xii)          As of December 31, 2010, the Bank’s Tangible Capital was $38,031,000.

(o)           Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  The Company is not aware of, has not been advised of, and, to the Company’s Knowledge, has no reason to believe that any facts or circumstances exist that would cause it or any Company Subsidiary to be deemed to be (i) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), any order or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation; or (ii) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.  The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  The Company and each of the Company Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder. The Company will not knowingly directly or indirectly use the proceeds of the sale of the Common Shares pursuant to transactions contemplated by the Transaction Documents, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other Person, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(p)           Certain Payments.  Neither the Company nor any of the Company Subsidiaries, nor any director, Executive Officer, nor to the Knowledge of the Company, employee or any of their Affiliates or any other Person who to the Knowledge of the Company is associated with or acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (B) to pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries, or (D) in violation of any Law, or (ii) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that was required to have been and was not recorded in the books and records of the Company or any of the Company Subsidiaries.

(q)           Absence of Certain Changes.  Since December 31, 2009 and except as Previously Disclosed, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with past practice, (ii) none of the Company or any Company Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business consistent with past practice (including FHLB loans incurred in the ordinary course of business), (iii) except for publicly disclosed ordinary dividends on its Capital Stock or as expressly contemplated by this Agreement, neither the Company nor any Company Subsidiary has made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its Capital Stock, (iv) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (v) except as set forth on Schedule 2.2(q), no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Material Contract to which the Company or any Company Subsidiary is a party.

(r)            Compliance with Laws.  The Company and the Company Subsidiaries have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective business as presently conducted and presently proposed to be conducted.  Except as Previously Disclosed, the Company and the Company Subsidiaries have complied in all material respects and (i) are not in any material respect in default or violation of, (ii) are not under investigation with respect to, and (iii) have not been, to the Knowledge of the Company, threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”).  Except for statutory or regulatory restrictions of general application or as Previously Disclosed, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries, and, as of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(s)           Agreements with Regulatory Agencies.  Except as Previously Disclosed, the Company and the Company Subsidiaries (i) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (ii) are not a party to any written agreement, consent agreement or memorandum of understanding with, (iii) are not a party to any commitment letter or similar undertaking to, (iv) are not subject to any capital directive by, since December 31, 2007, and (v) each of the Company and the Company Subsidiaries has not adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2007 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, except as Previously Disclosed. The Company and the Company Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which they are party or subject, and the Company and the Company Subsidiaries have not received any notice from any Governmental Entity indicating that either the Company or any of the Company Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(t)            Contracts.  Except as Previously Disclosed or as set forth on Schedule 2.2(t), neither the Company nor any Company Subsidiary is a party to any contract or agreement:

(i)            relating to indebtedness for borrowed money, letters of credit, capital lease obligations, indenture, deed of trust, obligations secured by a Lien or interest rate or currency hedging agreements pursuant to which a Company or a Company Subsidiary is a debtor and the outstanding principal balance of which as of the date hereof exceeds $50,000;

(ii)           that constitutes a collective bargaining or other arrangement with any labor union;

(iii)          that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(iv)          subject to Section 2.2(t)(viii) below, that is a lease or agreement involving aggregate consideration in excess of $50,000 under which the Company or any of the Company Subsidiaries is lessee of, or holds or operates, any real or personal property owned by any other Person;

(v)           that is a lease or agreement involving aggregate consideration in excess of $50,000 under which the Company or any of the Company Subsidiaries is lessor of, or permits any Person to hold or operate, any real or personal property owned or controlled by the Company or any of the Company Subsidiaries;

(vi)          limiting the ability of the Company or any of the Company Subsidiaries to engage, in any material respect, in any line of business or to compete, whether by restricting territories, customers or otherwise, or in any other material respect, with any Person;

(vii)         that is a settlement, conciliation or similar agreement, the performance of which will involve payment after the First Closing Date of consideration in excess of $50,000;

(viii)        that relates to Intellectual Property Rights (other than a license granted to the Company or a Company Subsidiary for commercially available software licensed on standard terms with a total replacement cost of less than $50,000);

(ix)           that concerns the sale of any material portion of the Company’s or a Company Subsidiary’s business or assets or the acquisition of any material business or assets, which is not yet complete or contains any continuing obligations of the Company or any Company Subsidiary (other than sales of loans in the ordinary course of business and consistent with past practice);

(x)            that concerns a partnership, joint venture or similar arrangement;

(xi)           that involves aggregate consideration liability in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(xii)          that concerns any hedge, collar, option, forward purchasing, swap, derivative or similar agreement, understanding or undertaking;

(xiii)         with any former or current officer, director, employee or consultant that is currently in effect or provides for an existing or future obligation of the Company or a Company Subsidiary to any other Person;

(xiv)        that grants a right of first refusal or right of first offer with respect to any material assets or properties of the Company or any Company Subsidiary; and

(xv)         any other note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument, obligation or understanding to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary, or any of the properties or assets of the Company or any Company Subsidiary may be subject that is material to the Company or any of the Company Subsidiaries or their respective operations.

Each contract or agreement Previously Disclosed in accordance with this Section 2.2(t) (collectively, the “Material Contracts”), is (i) legal, valid and binding on the Company and the Company Subsidiaries which are a party to such contract, (ii) is in full force and effect and enforceable in accordance with its terms and, (iii) except as disclosed in Schedule 2.2(t), will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by the Transaction Documents. Neither the Company nor any of the Company Subsidiaries, nor to the Company’s Knowledge, any other party thereto is in default under any Material Contract.  No benefits or obligations under any Material Contract will be increased, and no vesting of any benefits or obligations under any Material Contract will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents, nor will the value of any of the benefits or obligations under any Material Contract be calculated on the basis of any of the transactions contemplated by the Transaction Documents.  The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Material Contract, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Contract, and no party thereto has repudiated or, to the Knowledge of the Company, threatened to repudiate any provision of such Material Contract.  Neither the Company nor any Company Subsidiary has received notice of any breach or default under a Material Contract.

(u)           Insurance.  The Company and each of the Company Subsidiaries maintain, and have maintained for the two (2) years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the management of Company and the Company Subsidiaries reasonably believe are prudent, are of the type customary in the business and location in which the Company and the Company Subsidiaries are engaged, are required by any contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets or properties is bound, and are adequate for their respective businesses, including, but not limited to, insurance covering all real and personal property owned or leased by the Company and any Company Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business.  True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company and the Company Subsidiaries and which are identified with respective expiration dates on Schedule 2.2(u) (collectively, the “Company Insurance Policies”), and all correspondence relating to any material claims under the Company Insurance Policies, have been previously made available to the Investor.  All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been timely paid, and there is no material breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company or any of the Company Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies.  Except as described on Schedule 2.2(u), the Company and the Company Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and the Company Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage at similar rates from similar insurers as may be necessary to continue their business.

(v)           Title.  Each of the Company and the Company Subsidiaries is the sole owner of and has good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens which do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries.  Any real property and facilities held under lease by the Company or the Company Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and the Company Subsidiaries.  Except as described on Schedule 2.2(v), each asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and is presently proposed to be used.  The Company and each Company Subsidiary owns or leases all assets and properties as are necessary to their respective operations as presently conducted.  Except as described on Schedule 2.2(v), neither the Company nor any Company Subsidiary has received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the Knowledge of the Company, no such action or proceeding has been threatened.

(w)          Intellectual Property Rights.  The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, internet domain names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) used in or necessary to conduct their respective businesses as conducted and presently proposed to be conducted.  No product or service of the Company or the Company Subsidiaries infringes any Intellectual Property Rights of others.  Except as set forth on Schedule 2.2(w), neither the Company nor any Company Subsidiary has received notice of any claim being made or being threatened against the Company or any of the Company Subsidiaries regarding (i) their Intellectual Property Rights, or (ii) that the products or services of the Company or the Company Subsidiaries infringe the Intellectual Property Rights of others.  Except as set forth on Schedule 2.2(w), the Company has no Knowledge of any facts or circumstances that might give rise to any of the foregoing claims. All licenses and agreements relating to the Intellectual Property Rights of the Company and the Company Subsidiaries are valid and binding and in full force and effect, enforceable in accordance with their terms, and neither the Company nor any Company Subsidiary is in material breach or default under any such licenses or agreements.  The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in or necessary for the businesses of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with such businesses. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices and such technology is in good operating condition, normal wear and tear excepted. The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information. The Company and the Company Subsidiaries have complied with all internet domain name registration and other requirements of internet domain registrars concerning internet domain names that are used in the business.

(x)            Employee Benefits.

(i)            Schedule 2.2(x)(i) sets forth a complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by the Transaction Documents or otherwise), whether formal or informal, oral or written, legally binding or not, under which (A) any current or former employee, director or consultant of the Company or any of the Company Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any Company Subsidiary has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.” Except as Previously Disclosed, there are no Benefit Plans that are sponsored solely by the Company and the Company Subsidiaries (excluding the Bank).

(ii)           With respect to each Benefit Plan, the Company and each Company Subsidiary has provided to the Investor a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement, insurance contract or other funding instrument; (B) the most recent determination letter or opinion letter; (C) any summary plan description, summary of material modifications and other written communications (or a description of any oral communications) by the Company and the Company Subsidiaries to the Company Employees or other beneficiaries concerning the benefits provided under any Benefit Plan; (D) a summary of any proposed amendments or changes anticipated to be made to the Benefit Plans at any time within the twelve months immediately following the date of this Agreement, (E) for the three most recent years (x) the Form 5500 and attached schedules, (y) audited financial statements and (z) actuarial valuation reports, and (F) for each Benefit Plan that is a “top hat” plan, a copy of filings with the Department of Labor.

(iii)          (A) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws; (B) each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject the Company and the Company Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws; (D) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the end of the period covered by such Form 5500; (E) no “reportable event”(as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Benefit Plan; (F) except as expressly contemplated by this Agreement, there is no present intention that any Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Benefit Plan at any time within the twelve months immediately following the date of this Agreement; and (G) the Company and the Company Subsidiaries have not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or the Company Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Laws.

(iv)          Except as set forth on Schedule 2.2(x)(iv), with respect to each of the Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the First Closing Date, the assets of each such Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(v)           No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(vi)          With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(vii)         Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby could (A) result in any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise)) becoming due to any current or former employee, officer or director of the Company or any of the Company Subsidiaries from the Company or any of the Company Subsidiaries under any Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits, (E) result in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust or (F) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 280G of the Code. The Company or any of the Company Subsidiaries have not taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(viii)        Each Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated and maintained in accordance with a good faith reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of the Treasury and the Internal Revenue Service.  No compensation payable by the Company or any of the Company Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(y)           Environmental Laws.  Except for such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i)            The Company and the Company Subsidiaries are in compliance in all respects with all Environmental Laws;

(ii)           Except as described on Schedule 2.2(y)(ii), none of the Company or any of the Company Subsidiaries is subject to any liability for environmental remediation or clean-up, including any liability or class of liability of the lessee under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Resource Conservation and Recovery Act of 1976, as amended;

(iii)          Except as described on Schedule 2.2(y)(iii), there is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including CERCLA, pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any property in which the Company or any Company Subsidiary has taken a security interest, and there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and none of the Company or any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability; and

(iv)          The Company and the Company Subsidiaries have received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and are in compliance with all terms and conditions of any such permit, license or approval, and all such permits, licenses and approvals are valid and enforceable and in full force and effect and will not be subject to modification or revocation as a result of the transactions contemplated hereby.

(z)            Taxes.

(i)            All Tax Returns required to be filed by, or on behalf of, Company or the Company Subsidiaries have been timely filed, or will be timely filed, in accordance with all Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects.  The Company and the Company’s Subsidiaries have timely paid all Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provisions in accordance with GAAP.  There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or the Company’s Subsidiaries other than with respect to Taxes not yet due and payable.

(ii)           Except as described on Schedule 2.2(z)(ii), no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or the Company’s Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or the Company’s Subsidiaries.  No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of the Company’s Subsidiaries files Tax Returns that are or may be subject to taxation by that jurisdiction.

(iii)          Neither the Company nor the Company’s Subsidiaries (A) are or have ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (B) have any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(iv)          Except as described on Schedule 2.2(z)(iv), none of the Company nor the Company’s Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.  Neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(v)           None of the Company or the Company Subsidiaries have been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(vi)          All Taxes required to be withheld, collected or deposited by or with respect to the Company or the Company’s Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. The Company and the Company’s Subsidiaries have fully complied with all applicable information reporting requirements.

(vii)         No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or the Company’s Subsidiaries.  Neither the Company nor the Company’s Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Schedule 2.2(z)(vii) sets forth the tax year through which the statute of limitations has run in respect of Tax Liabilities of the Company and the Company Subsidiaries for U.S. federal, state, local and foreign Taxes.

(viii)        Neither the Company nor the Company’s Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations.

(ix)           Neither the Company nor the Company Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(x)            The unpaid Taxes of the Company and the Company Subsidiaries (A) did not, as of September 30, 2010, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained in the Company Financial Statements as of September 30, 2010 (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(aa)         Labor.

(i)            Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three (3) years. There are no organizing activities, strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary, nor have there been for the last three (3) years.

(ii)           The Company and the Company Subsidiaries believe that their relations with their employees are good. No executive officer of the Company or any Company Subsidiary (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company or any Company Subsidiary that such officer intends to leave the Company or any Company Subsidiary or otherwise terminate such officer’s employment.  No executive officer of the Company or any Company Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any Company Subsidiary to any liability with respect to any of the foregoing matters.  The Company and the Company Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable Laws relating to facility closings and layoffs.

(iii)          The Company and the Company Subsidiaries have complied in all material respects with all (A) federal and state Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (B) obligations of the Company and any Company Subsidiary, as applicable, under any employment agreement, severance agreement or any similar employment-related agreement or understanding.

(iv)          There is no charge or complaint pending or, to the Knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any Company Subsidiary.

(bb)         Knowledge as to Conditions.  To the Knowledge of the Company, there is no reason why any Governmental Consents required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(cc)         Brokers and Finders.  Except for Stifel, Nicolaus & Company, Incorporated (the “Company Advisor”) and the fees payable to the Company Advisor pursuant to the Letter Agreement dated December 2, 2010 (which fees are set forth on Schedule 2.2(cc) and are to be paid by the Company), and any fees which may be payable to a third party serving in an administrative capacity with respect to the Rights Offering, neither the Company nor any of its respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the transactions contemplated thereby. The Company has received the opinion of its Company Advisor to the effect that, as of the date of such opinion, the Investment is fair to the Company from a financial point of view, a signed copy of which has been delivered to the Investor, solely for informational purposes.

(dd)         Offering of Securities.  None of the Company, the Company Subsidiaries nor any Person acting on their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Common Shares or the Investor Warrant pursuant to the transactions contemplated by the Transaction Documents.  Assuming the accuracy of the Investor’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Common Shares or the Investor Warrant by the Company to the Investor.

(ee)         Investment Company Status.  Neither the Company nor any Company Subsidiary is, or upon consummation of the transactions contemplated by the Transaction Documents will be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(ff)           Affiliate Transactions.  Except as set forth on Schedule 2.2(ff) or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Company nor any Company Subsidiary is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (i) affiliate, (ii) insider or related interest of an insider, (iii) shareholder owning five percent (5%) or more of the outstanding Common Stock or related interest of such a shareholder, or (iv) other than credit and consumer banking transactions in the ordinary course of business consistent with past practice, employee who is not an executive officer.  For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended. The Bank is in compliance with, and has since December 31, 2006, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

(gg)         Anti-takeover Provisions Not Applicable.  The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Board of Directors has taken all action to the extent necessary to exempt the transactions contemplated by the Transaction Documents and the consummation of the transactions contemplated hereby and thereby from any applicable anti-takeover or similar provisions of the Company’s Articles of Incorporation and bylaws, and any other provisions of any applicable “moratorium,” “control share,” “fair price,” “interested shareholder” or other anti-takeover Laws and regulations of any jurisdiction.

(hh)         Issuance of the Common Shares and the Investor Warrant.  The issuance of the Common Shares and the Investor Warrant in connection with the transactions contemplated by the Transaction Documents (including, but not limited to, the Common Shares issued to the Investor on the Second Closing Date and the Common Shares to be issued upon exercise of the Investor Warrant) has been duly authorized and such Common Shares and Investor Warrant (and the Common Shares to be issued upon exercise of the Investor Warrant), when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities Laws, and shall not be subject to preemptive or similar rights.

(ii)           Price of Common Stock.  The Company has not, and to the Company’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares.

(jj)           Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Securities Act.

2.3           Representations and Warranties of Investor.  Except as Previously Disclosed, the Investor hereby represents and warrants to the Company, as of the date of this Agreement and, with respect to the First Closing, the First Closing Date and, with respect to the Second Closing, the Second Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)           Organization and Authority. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arkansas. The Investor has the power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted. The Investor is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the nature of its activities or its ownership or leasing of real property requires such license or qualification, except where such failure would be reasonably expected to materially and adversely impair or delay the Investor’s ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(b)           Authorization; Compliance with Other Instruments.

(i)            The Investor has the necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Investor is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which the Investor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of the Investor and no further approval or authorization by the Investor is required. This Agreement has been and the other Transaction Documents to which the Investor is a party will have been at the First Closing duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Company and the other parties thereto, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)           Neither the execution, delivery and performance by the Investor of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Investor with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of the Investor, under any of the terms, conditions or provisions of (1) the Investor’s articles of formation or operating agreement or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which the Investor may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.3(c) (and assuming the correctness of the representations and warranties of the Company and the other parties to the Transaction Documents), violate any Law applicable to the Investor or any of its properties or assets.

(c)           Governmental Consents. Assuming the correctness of the representations and warranties of the Company and the Bank, no Governmental Consents are necessary to be obtained by the Investor for the consummation of the transactions contemplated by the Transaction Documents to which the Investor is a party, other than (i) approval by the OTS of the Investor’s application for status as a savings and loan holding company under the Home Owners’ Loan Act and (ii) receipt of a written non-objection from the OTS in response to the Investor’s change in control notice it files with the OTS under the CBCA in connection with the Investment.

(d)           Purchase for Investment.  The Investor acknowledges that neither the Common Shares to be purchased by the Investor at the First Closing nor the Investor Warrant (nor the Common Shares to be issued upon exercise of the Investor Warrant) have been registered under the Securities Act or under any state securities laws. The Investor (i) is acquiring such Common Shares and the Investor Warrant pursuant to an exemption from registration under the Securities Act and other applicable securities laws solely for investment, (ii) will not sell or otherwise dispose of any of the Common Shares or the Investor Warrant, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Shares or the Investor Warrant and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(e)           Brokers and Finders.  Neither the Investor nor any of its respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor in connection with the Transaction Documents or the transactions contemplated thereby.

(f)            Investment Decision.  The Investor has made an independent investment decision with respect to the transactions contemplated under the Transaction Documents, and there are no other agreements or understandings between the Investor and the Company or the Company Subsidiaries.

(g)           Financial Capability.  At each Closing, the Investor shall have available funds necessary to consummate such Closing on the terms and conditions contemplated by this Agreement.

(h)           Price of Common Stock.  The Investor has not, and to the Investor’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the manipulation of the price of the Common Shares of the Company to facilitate the sale or resale of any of the Common Shares.

(i)            Knowledge as to Conditions.  To the Knowledge of the Investor, there is no reason why any Governmental Consents required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(j)            No Other Representations or Warranties.  Except as set forth in this Agreement, the other Transaction Documents and any other documents delivered in connection with the First Closing of the transactions contemplated by the Transaction Documents, the Investor makes no representation or warranty, expressed or implied, at law or in equity, in respect of the Investor or the Investor’s business or prospects and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE III
COVENANTS

3.1           Conduct of Business Prior to First Closing.

(a)           Generally. Except as otherwise expressly required by the Transaction Documents or applicable Law, or with the prior written consent of the Investor (not to be unreasonably withheld or delayed), between the date of this Agreement and the First Closing, the Company shall, and the Company shall cause each Company Subsidiary to:

(i)            conduct its business only in the ordinary course consistent with past practice;

(ii)           use commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and any Company Subsidiary and (B) preserve the present relationships with persons having business dealings with the Company (including strategic partners, customers, suppliers, consultants and subcontractors);

(iii)          not amend the Articles of Incorporation of the Company or the bylaws of the Company or organizational documents of any Company Subsidiary, including the Bank Charter, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company Subsidiary;

(iv)          not commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consent to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to the Company, the Bank or any of the Company Subsidiaries;

(v)           not make any material acquisition, by means of merger, consolidation or otherwise, or any material disposition of assets (other than foreclosed assets held for sale by the Bank (“Real Estate Owned”) or sales of loans in the ordinary course of business and consistent with past practice), including, without limitation, any investments or securities of any business or corporation, partnership, joint venture or other business organization or division thereof;

(vi)          use commercially reasonable efforts to maintain (A) all of the material assets and properties of, or used by, the Company or any Company Subsidiary in its current condition, with the exception of ordinary wear and tear, and (B) insurance upon all of the properties and assets of the Company and the Company Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(vii)         not (A) declare, set aside or pay any distributions or dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its Capital Stock; (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Capital Stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any Capital Stock or any of its other securities or any rights, warrants or options to acquire any such Capital Stock or other securities;

(viii)        not issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Capital Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Capital Stock, voting securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any compensatory stock options outstanding on the date of this Agreement;

(ix)           not make any change in its accounting principles or methods except insofar as may be required by a change in GAAP or change the independent public accountants of the Company and the Company Subsidiaries;

(x)            not incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other Person, except in the ordinary course of business and consistent with past practice;

(xi)           not make, renew or amend any extension of credit in excess of $250,000, or enter into, renew or amend any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of the Company, for the account of a customer of the Company or the Bank, or for one of the Company Subsidiaries, except conforming single-family mortgages sold to a government-sponsored enterprise in the ordinary and usual course of business and consistent with past practice; provided that, for purposes of this paragraph, the individual or individuals set forth on Schedule 3.1(a)(xi) shall be authorized, on behalf of the Investor, to approve any request to make, renew or amend any such extension of credit;

(xii)          not terminate, enter into, amend, modify (including by way of interpretation), renew or grant any waiver or consent under any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant (other than, with respect to employees, in the ordinary course of business consistent with past practice) or make, grant or promise any bonus or any wage, salary or compensation increase to any director, officer, employee, sales representative or consultant or make, grant or promise any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement;

(xiii)         not terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under, renew or grant any waiver or consent under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (other than with respect to group insurance and welfare employee benefits, in the ordinary course of business consistent with past practice), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant, amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock, other equity awards or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), other than with respect to the salary of any employee (and, with respect to such employee, only in the ordinary course of business consistent with past practice);

(xiv)        not make any other change in employment terms for any of its directors, officers, employees and consultants outside the ordinary course of business consistent with past practice or enter into any transaction with any Person described in Section 2.2(ff)(i) - (iii) hereof;

(xv)         not (A) pay, discharge or satisfy any material claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or (B) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xvi)        except as described on Schedule 3(a)(xvi), not settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $30,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $100,000;

(xvii)       not (A) other than in the ordinary course of business consistent with past practice, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any Material Contract or (B) enter into any Material Contract not in the ordinary course of business consistent with past practice and not terminable by the Company or any Company Subsidiaries party thereto without penalty on notice of ninety (90) days or less;

(xviii)      not seek from the OTS any prior written approval, notice of non-objection or similar document for the purpose of taking any action otherwise prohibited by the Order to Cease and Desist issued by the OTS against the Company effective April 14, 2010 styled In the Matter of First Federal Bancshares of Arkansas, Inc., Harrison, Arkansas, OTS Docket No. H2658 (Order No. WN-10-14) and the Order to Cease and Desist issued by the OTS against the Bank effective April 14, 2010 styled In the Matter of First Federal Bank, Harrison, Arkansas, OTS Docket No. 0271 (Order No. WN-10-13) without first providing written notice to the Investor of its intent to do so, including a brief description of the requested action and the reason(s) for seeking to take such action;

(xix)         not take any action to postpone or delay the Comprehensive Federal Regular examination of the Company and the Bank commenced in January 2011 by the OTS and FDIC;

(xx)          not alter materially the interest rate or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto;

(xxi)         not file any application to establish, or to relocate or terminate the operations of, any banking office;

(xxii)        notwithstanding any other provision hereof, use all commercially reasonable efforts not to take, or omit to take, any action that is reasonably likely to result in any of the conditions precedent to the First Closing not being satisfied, or any action that is reasonably likely to materially impair the Company’s or any of the Company Subsidiaries’ ability to perform their obligations under the Transaction Documents or to consummate the transactions contemplated hereby, except as required by Law or the Transaction Documents;

(xxiii)       not make or change any material Tax election, change a material annual accounting period, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, enter into any material closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(xxiv)       not purchase or sell investment securities having an aggregate par value of $500,000 or more unless such sale is pursuant to a call or automatic redemption feature expressly set forth in the terms of such security; and

(xxv)        not enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(b)           Appraisals; Validations.

(i)            Prior to the First Closing, the Company will obtain, and deliver to the Investor, appraisals (“Appraisals”) from an independent, third party appraiser (the “Appraiser”) of (A) each outstanding loan with a principal amount equal to, or in excess of, $100,000 that is characterized by the Company, any Company Subsidiary or any Governmental Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” or “Loss”, (B) each outstanding loan characterized by the Company, any Company Subsidiary or any Governmental Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” or “Loss” that, when its principal amount is aggregated with the principal amount(s) of other outstanding loan(s) to the same borrower, is equal to, or in excess of, $100,000, (each such loan described in clause (A) and clause (B), an “Appraised Loan”) and (C) all Real Estate Owned with a carrying value equal to, or in excess of, $100,000.  The Appraisals shall be dated within ninety (90) days of the First Closing Date, and the Company shall select the Appraiser, which shall be reasonably acceptable to the Investor.

(ii)           In the event the Company or the Bank possesses an Appraisal dated within six (6) months of the First Closing Date from an Appraiser for an Appraised Loan or Real Estate Owned, the Company may instead deliver to the Investor, within ninety (90) days of the First Closing Date, a written validation from such Appraiser that the appraised value of the Appraised Loan or Real Estate Owned has not materially changed from the date of such Appraisal in satisfaction of its obligations under Section 3.1(b)(i).

3.2           No Solicitation; Competing Transaction; Change of Recommendation.

(a)           No Solicitation.  The Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (a “Representative”) of, the Company or any Company Subsidiary to, directly or through another Person, (i) solicit or initiate, or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate, directly or indirectly, any inquiries relating to, or the submission of any proposal or offer, whether in writing or otherwise, from any Person other than the Investor or any Affiliate thereof (a “Third Party”) to acquire, directly or indirectly, in one transaction or a series of transactions, beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of assets or businesses that constitute fifteen percent (15%) or more of either the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity or voting securities of the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of the Company pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, or any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby (a “Competing Transaction”); (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of the Company or any Company Subsidiary, or otherwise cooperate in any way with, any Person relating to or in connection with a Competing Transaction or otherwise knowingly facilitate any effort or attempt by any Person to make or implement a Competing Transaction; (iii) enter into any letter of intent, agreement in principle, investment agreement, stock purchase agreement, subscription agreement, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment that is intended to, or could reasonably be expected to, lead to any Competing Transaction (an “Acquisition Agreement”), approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Investment or any other transaction contemplated hereby; or (iv) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to a Competing Transaction (other than the Confidentiality Agreement) to which the Company or any Company Subsidiary is a party.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Company Subsidiary or any Representative of the Company or a Company Subsidiary shall be a breach of this Section 3.2(a) by the Company.  The Company shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction and request the prompt return or destruction of all confidential information previously furnished; provided that the Company may inform such parties that this Agreement has been entered into.

(b)           Response to Competing Transaction.  Notwithstanding the foregoing subsection (a) or anything else in this Agreement to the contrary, if the Company receives a bona fide, written proposal or offer for a Competing Transaction by a Third Party at any time prior to obtaining approval of any of the Shareholder Proposals, which the Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such Third Party (or its shareholders, members or other equity owners) owning, directly or indirectly, more than sixty-five percent (65%) of the shares of Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company or the Bank on terms more favorable to the shareholders of the Company from a financial point of view than the terms set forth in this Agreement (as the same may be amended or supplemented by the Investor from time to time) and is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement) (a “Superior Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with this Section 3.2(b), (i) furnish confidential information with respect to the Company and the Company Subsidiaries to the Third Party proposing such Competing Transaction (and its Representatives) pursuant to a customary confidentiality agreement not materially more favorable to such Person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to the Investor or is provided to the Investor prior to or concurrently with the time it is provided to such Person, and (ii) participate in discussions and negotiations with the Third Party proposing such Competing Transaction (and its Representatives) regarding such Competing Transaction; if and only to the extent that (A) prior to taking such actions outlined in (i) and (ii) above, the Board of Directors determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for the Board of Directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, (B) prior to making the determination that any proposal could result in a Superior Competing Transaction, the Board of Directors notifies the Investor promptly (but in any event within forty-eight (48) hours) of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Competing Transaction and the identity of the Person making such Competing Transaction, and (C) the Competing Transaction was made after the date hereof and did not otherwise result from a breach of this Section 3.2.  The Company agrees that it shall keep the Investor reasonably informed, on a timely basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify the Investor promptly of any determination by the Board of Directors that a Superior Competing Transaction has been made.

(c)           Communication with Shareholders.  Nothing contained in this Section 3.2 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to its shareholders if in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to the Company’s shareholders is required under applicable Law; provided, however, that in no event shall the Company or the Board of Directors take, or agree or resolve to take, any action prohibited by this Section 3.2.

(d)           Notice of Competing Transaction.  In addition to the obligations of the Company set forth in subsection (a) of this Section 3.2, the Company shall promptly advise the Investor in writing of any Competing Transaction or any request for material nonpublic information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or any Company Subsidiary by any Person related to or in connection with a Competing Transaction or which could reasonably be expected to lead to a Competing Transaction, identifying the material terms and conditions of any such Competing Transaction or request (including any material changes thereto) and the identity of the Person making any such Competing Transaction or request.  The Company shall keep the Investor reasonably informed in all material respects of the status and details (including any material change to the terms thereof) of any Competing Transaction.

(e)           Prohibited Activities.  Except as set forth in Section 3.2(f), the Board of Directors shall not (i) withdraw (or amend or modify in a manner adverse to the Investor), or publicly propose or resolve to withdraw (or amend or modify in a manner adverse to the Investor), the Board Recommendation, (ii) approve any Acquisition Agreement, or (iii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction (any action described in this subsection (e) being referred to as a “Company Adverse Recommendation Change”).

(f)            Change of Recommendation.  Notwithstanding the foregoing, at any time prior to obtaining approval of any of the Shareholder Proposals and subject to prior compliance with Section 3.2(b), the Board of Directors may make a Company Adverse Recommendation Change if:

(i)                    an unsolicited Competing Transaction that the Board of Directors reasonably determines (after consultation with the Company’s outside counsel and financial advisors) constitutes a Superior Competing Transaction was made after the date hereof and not withdrawn;

(ii)                   the Board of Directors determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Competing Transaction, the making of a Company Adverse Recommendation Change or termination of this Agreement is required in order for the Company Board of Directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Law;

(iii)                  neither the Company, the Company Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 3.2 in any material respect; and

(iv)                  the Company delivers written notice to the Investor (a “Notice of Superior Competing Transaction”) advising the Investor that the Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Competing Transaction that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Competing Transaction shall require a new Notice of Superior Competing Transaction and a new five (5) Business Day period), and after the fifth (5th) Business Day following delivery of the Notice of Superior Competing Transaction to the Investor and after negotiating in good faith with the Investor during such period to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Investment and the other transactions contemplated hereby and taking into account any revised proposal made by the Investor since receipt of the Notice of Superior Competing Transaction, the Board of Directors continues to determine in good faith that the Competing Transaction constitutes a Superior Competing Transaction.

3.3           Access; Reports; Confidentiality.

(a)           Access.  From the date of this Agreement until the Second Closing Date, the Company and the Company Subsidiaries will permit the Investor and its Representatives to visit and inspect the properties of the Company and the Company Subsidiaries, and to examine the contracts and commitments, and corporate books and records of the Company and the Company Subsidiaries and discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the officers, employees and the other Representatives of the Company and the Company Subsidiaries, all upon reasonable notice and at such reasonable times and as often as the Investor may request.  Any investigation pursuant to this Section 3.3 shall be conducted during normal business hours and in such a manner as not to interfere unreasonably with the conduct of the business of the Company or the Company Subsidiaries, and nothing herein shall require the Company or the Company Subsidiaries to disclose any information to the extent (i) prohibited by Law, including, without limitation, 12 C.F.R. Section 510.5, or (ii) that the Company or the Company Subsidiaries reasonably believe such information to be competitively sensitive proprietary information (except to the extent the Investor provides assurances reasonably acceptable to Company or such Company Subsidiary, as applicable, that such information shall not be used by the Investor or its Affiliates to compete with the Company or such Company Subsidiary, as applicable); provided that the Company and the Company Subsidiaries shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in clauses (i) and (ii) of this Section 3.3(a) apply).

(b)           Reports.  From the date of this Agreement until the Second Closing Date, the Company shall furnish to the Investor (i) unaudited interim consolidated statements of operations of the Company and the Company Subsidiaries prepared on a basis consistent with past periods, in each case, as soon as practicable following the end of each fiscal month, but in any event no later than thirty (30) days following the end of such fiscal month and (ii) all statistical and financial reports regularly provided to management in the ordinary course of business consistent with past practice (in terms of frequency, timing and level of information), promptly following the time such reports are made available to Company management.

(c)           Confidentiality.  The Investor agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 3.3 for any purpose unrelated to the consummation of the Investment and the other transactions contemplated hereby.  The Non-Disclosure and Confidentiality Agreement, executed by the Company on December 10, 2009 and countersigned by the Investor on December 14, 2009 (the “Confidentiality Agreement”), shall apply with respect to information furnished by the Company, the Company Subsidiaries and their authorized Representatives hereunder.  Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose (i) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information or (ii) any information that would result in a breach of an agreement to which the Company or any Company Subsidiary is a party.  No information obtained in any investigation pursuant to this Section 3.3 shall be deemed to modify any representation or warranty in Section 2.2.

3.4           Filings; Other Actions.

(a)           The Investor, on the one hand, and the Company, on the other hand, will cooperate and consult with the others and use commercially reasonable efforts to prepare and file as promptly as practicable all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, necessary or advisable to consummate the transactions contemplated by the Transaction Documents, and to perform the covenants contemplated by the Transaction Documents, in each case required by it.  Each of the parties hereto shall execute and deliver both before and after each Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Investor and the Company will each use their commercially reasonable efforts to promptly obtain or submit, and the Company and the Investor will cooperate as may reasonably be requested by the Investor or the Company, as the case may be, to help the Investor and the Company promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, any additional filings and registrations with, and any additional notifications to, all notices to and, to the extent required by Law, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by the Transaction Documents (in each case to the extent it has not done so prior to the date of this Agreement), subject to the following sentence. Notwithstanding the foregoing, in no event shall the Investor be required to accept any Burdensome Condition with respect to any regulatory filing or approval, including without limitation any condition which could jeopardize or potentially have the effect of jeopardizing (i) the ability of the Bank to accept brokered deposits or (ii) any other investment opportunities (now or hereafter existing) of the Investor or any of its Affiliates, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the Common Shares to be purchased by it pursuant to the terms of the Transaction Documents. Except as otherwise provided by Law, the Company and the Bank will allow the Investor and the Investor will allow the Company and the Bank to review in advance, and comment on, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement; provided, that the parties may redact any confidential information contained therein, including, without limitation, any biographical and financial information relating to the members of the Investor. Except as otherwise provided by Law, including without limitation, 12 C.F.R. Section 510.5, each of the parties hereto agrees to keep the other parties apprised of the status of matters referred to in this Section 3.4. Except as otherwise provided by Law, including without limitation, 12 C.F.R. Section 510.5, the parties hereto shall promptly furnish each other with copies of written communications received by it or any Affiliate from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by the Transaction Documents; provided, that the parties may redact any confidential information contained therein, including, without limitation, any biographical and financial information relating to the members of the Investor.

(b)           The Company shall call a meeting of its shareholders, to be held as promptly as practical after the date of this Agreement, and in no event later than April 29, 2011 (the “Company Shareholders Meeting”), to vote on (i) a proposal to amend the Articles of Incorporation to effectuate a 1-for-5 reverse stock split of shares of the Common Stock, if such approval is required by the NASDAQ Marketplace Rules or as the Company otherwise deems necessary (the “Reverse Stock Split”); (ii) a proposal to approve the issuance of Common Shares and the Investor Warrant (including the Common Shares to be issued upon exercise of the Investor Warrant) to the Investor pursuant to the terms and conditions of this Agreement as required pursuant to NASDAQ Marketplace Rules 5635(b), 5635(c) and 5635(d); and (iii) a proposal to approve an omnibus incentive compensation plan pursuant to which the Company may issue certain incentive awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, to the directors, officers and employees of the Company and the Bank not to exceed ten percent (10%) of the Company’s Common Stock outstanding immediately following consummation of the Second Closing, as required by NASDAQ Marketplace Rule 5635(c) (the shareholder proposals described in clauses (i) and (ii), the “Investment-Based Shareholder Proposals,” and, together with the shareholder proposal described in clause (iii), the “Shareholder Proposals”). Without the prior consent of the Investor, the Company shall not adjourn or postpone the Company Shareholders Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.  The Company’s obligation to call, give notice of and hold the Company Shareholders Meeting in accordance with this Section 3.4(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Competing Transaction, or by any withdrawal or modification of the Board Recommendation.

(c)           Except as otherwise provided in Section 3.2(f), the Board of Directors shall unanimously recommend to the Company’s shareholders that such shareholders approve the Shareholder Proposals and shall take all other actions necessary to adopt such Shareholder Proposals if approved by the shareholders of the Company. In connection with the Company Shareholders Meeting, the Company, at the earliest practicable time following the date hereof, shall prepare (and the Investor shall reasonably cooperate with the Company to prepare) and file with the SEC a preliminary Proxy Statement, shall use its reasonable best efforts to solicit proxies for such shareholder approval and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive Proxy Statement related to the Company Shareholders Meeting to be mailed to the Company’s shareholders at the earliest practical time after clearance thereof by the SEC. The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff with respect to the Proxy Statement and of any request by the SEC or its staff for amendments or supplements to such Proxy Statement or for additional information and shall supply the Investor with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Proxy Statement. The Company shall consult with the Investor prior to mailing any Proxy Statement and provide the Investor with a reasonable opportunity to comment thereon. The Company shall work with the Investor in good faith to consider Investor’s comments to the Proxy Statement as the Investor shall reasonably propose. The Proxy Statement shall comply as to form in all material respects with applicable Law. The Investor and the Company agree to promptly correct any information provided by it or on its behalf for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its shareholders an amendment or supplement to correct such information to the extent required by applicable Law; provided, however, except as may be required by Law, no amendment or supplement to the Proxy Statement regarding such information or any other event will be made by the Company without the prior written approval of the Investor, which approval shall not be unreasonably withheld or delayed. Except as otherwise provided in Section 3.2(f), the Board Recommendation described in Section 2.2(d)(i) shall be included in the Proxy Statement filed in connection with obtaining such shareholder approval, and the Company shall use its reasonable best efforts to obtain approval for the Shareholder Proposals. Upon approval and adoption of any of the Shareholder Proposals, the Company shall promptly file the Certificate of Amendment with the Secretary of State for the State of Texas.

3.5           Governance Matters.

(a)           Immediately prior to the First Closing, the Company shall take all requisite corporate action (including, without limitation, amending as necessary the Bank’s bylaws) such that (i) immediately prior to the First Closing, the size of the Board of Directors as well as the Bank Board shall consist of seven (7) seats, and (ii) immediately following the First Closing, (A) the Board of Directors and the Bank Board shall include four (4) individuals designated by the Investor to serve on the Board of Directors and the Bank Board (the “Designated Investor Directors”) (if such individuals have received prior written approval by OTS to serve in such positions as part of the Investor’s application to the OTS for status as a savings and loan holding company) and (B) the positions of Chairman and Vice Chairman of the Board of Directors and Bank Board shall be filled by the Designated Investor Directors designated by the Investor to serve in those positions (if such individuals have received prior written approval by OTS to serve in such positions).  Of the four (4) Designated Investor Directors, only one (1) such Designated Investor Director may serve in such capacity while also serving as an employee of the Company and/or the Bank.  Of the three (3) non-Designated Investor Directors, only one (1) such director may serve in such capacity while also serving as an employee of the Company and/or Bank.  Any existing member of the Board of Directors and the Bank Board who will not be among the seven (7) members of the Board of Directors and the Bank Board immediately following the First Closing shall have tendered his or her conditional resignation from the Board of Directors and the Bank Board to be effective only upon the First Closing (provided that OTS has granted prior written approval to his/her proposed replacement).  Not less than ten (10) Business Days prior to the First Closing, the Investor shall provide to the Company in writing the names of the Designated Investor Directors to the Board of the Directors and the Bank Board (including the name of the Designated Investor Directors designated by the Investor to serve as Chairman of the Board of Directors and the Bank Board and Vice Chairman of the Board of Directors and the Bank Board) and the committees to which such designees are to be appointed immediately following the First Closing.  In accordance with this Section 3.5, the Company (if OTS has granted prior written approval for such Designated Investor Directors to serve in such positions) shall cause (A) the Designated Investor Directors to be elected or appointed as members of the Board of Directors and the Bank Board and (B) the Designated Investor Directors designated by the Investor to serve as Chairman of the Board of Directors and the Bank Board and Vice Chairman of the Board of Directors and the Bank Board to be elected or appointed as Chairman of the Board of Directors and Bank Board and Vice Chairman of the Board of Directors and the Bank Board, all subject to satisfaction of all legal and governance requirements regarding service as a member of the Board of Directors and the Bank Board on the First Closing Date and thereafter as long as the Investor owns in aggregate thirty-three percent (33%) or more of the then outstanding shares of Common Stock (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization and including Common Shares issued upon exercise of the Investor Warrant) (the “Qualifying Ownership Interest”).  Following the First Closing, the Company shall be required to recommend to its shareholders the election of the Designated Investor Directors to the Board of Directors at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, as long as the Investor owns the Qualifying Ownership Interest. If the Investor no longer owns the Qualifying Ownership Interest, the Investor shall have no further rights under Sections 3.5(a), 3.5(b) and 3.5(c) and, in each case, at the written request of the Board of Directors, the Investor shall use all reasonable best efforts to cause the Designated Investor Directors appointed by the Investor to resign from the Board of Directors as promptly as possible thereafter; provided, however, if, in connection with the distribution of Common Shares by the Investor to its members (each a “Permitted Transferee”), the Investor no longer owns the Qualifying Ownership Interest but all or a group of Permitted Transferees receiving such distributed Common Shares (x) have entered into a voting agreement, voting trust or similar agreement (“Permitted Transferee Voting Agreement”) with respect to the election of directors to the Board of Directors and the Bank Board, (y) collectively own an amount of Common Shares equal to or in excess of the Qualifying Ownership Interest and (z) each such Permitted Transferee agrees to be bound by the terms of this Section 3.5 of the Agreement, then such members shall retain Investor’s rights under Sections 3.5(a), 3.5(b) and 3.5(c) so long as such Permitted Transferee Voting Agreement is effective and the Permitted Transferees subject to such Permitted Transferee Voting Agreement continue to collectively own an amount of Common Shares equal to or in excess of the Qualifying Ownership Interest. The Board of Directors and the Bank Board shall cause each Designated Investor Director to be appointed to the committees of the Board of Directors and the Bank Board, as applicable, identified by the Investor, so long as such Designated Investor Director qualifies to serve on such committees subject to satisfaction of all legal and governance requirements regarding service as a committee member. The rights set forth under Sections 3.5(a), 3.5(b) and 3.5(c) are exclusive to the Investor and the Permitted Transferees and are not assignable or otherwise transferable to any other third party.

(b)           The Designated Investor Directors shall, subject to applicable Law, be the nominees of the Company and the Nominating Committee of the Board of Directors (the “Nominating Committee”) to serve on the Board of Directors and on the Bank Board. Following the First Closing, the Company shall use its reasonable best efforts to have the Designated Investor Directors elected as directors of the Company by the shareholders of the Company and as directors of the Bank Board by the Company, and the Company shall solicit proxies for the Designated Investor Directors of the Board of Directors to the same extent as it does for any of its other nominees to the Board of Directors.

(c)           Subject to Section 3.5(a), upon the death, disability, resignation, retirement, disqualification or removal from office of a Designated Investor Director, the Investor shall have the right to designate the replacement for the Designated Investor Director, which replacement shall satisfy all legal and governance requirements regarding service as a member of the Board of Directors and the Bank Board, as applicable. The Company and the Board of Directors of the Company shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being the Company’s and the Nominating Committee’s nominee to serve on the Board of Directors, calling a special meeting of shareholders to vote on such person, using all reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(d)           The Designated Investor Directors shall be entitled to the same compensation, including fees, and same indemnification in connection with his or her role as a director as the other members of the Board of Directors or the Bank Board, as applicable, and the Designated Investor Directors shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the Bank Board, or any committee thereof, to the same extent as the other members of the Board of Directors or the Bank Board, as applicable. The Company shall notify the Designated Investor Directors of all regular meetings and special meetings of the Board of Directors or the Bank Board and of all regular and special meetings of any committee of the Board of Directors or the Bank Board of which such Designated Investor Director is a member in accordance with the applicable bylaws. The Company and the Bank shall provide the Designated Investor Directors with copies of all notices, minutes, consents and other material that they provide to all other members of their respective boards of directors concurrently as such materials are provided to the other members.

(e)           The Company acknowledges that certain Designated Investor Directors (each, an “Investor Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor and/or certain of its Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees, subject to applicable Law, including without limitation 12 C.F.R. Part 359 and Section 545.121, (i) that it is the indemnitor of first resort (i.e., its obligations to each Investor Indemnitee are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Indemnitee are secondary), and (ii) that it shall be required to advance the full amount of expenses incurred by each Investor Indemnitee and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the Articles of Incorporation and bylaws of the Company (and any other agreement regarding indemnification between the Company and any Investor Indemnitee), without regard to any rights an Investor Indemnitee may have against any Investor Indemnitor. The Company further agrees that no advancement or payment by any Investor Indemnitor on behalf of any Investor Indemnitee with respect to any claim for which such Investor Indemnitee has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Indemnitee against the Company. The Company and each Investor Indemnitee agree that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 3.5(e).

3.6           Notice of Certain Events.  Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to each Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the applicable Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of the Transaction Documents had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date of this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.  Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege or constitute a violation of Law, including without limitation 12 C.F.R. Section 510.5.

3.7           Commercially Reasonable Efforts.  Subject to the third sentence in Section 3.4(a) of this Agreement, upon the terms and subject to the conditions herein provided, except as otherwise provided in the Transaction Documents, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated hereby, including but not limited to: (i) the satisfaction of the conditions precedent to the obligations of the parties hereto; (ii) the obtaining of applicable Governmental Consents, and consents, waivers and approvals of any third parties (including Governmental Entities); (iii) the defending of any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging the Transaction Documents or the performance of the obligations hereunder or thereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other parties hereto may reasonably request in order to carry out the intent of the Transaction Documents.

3.8           Preemptive Rights.

(a)           Sale of New Securities.  After the First Closing, for so long as the Investor owns securities representing the Qualifying Ownership Interest (before giving effect to any issuances triggering provisions of this Section 3.8), at any time that the Company proposes to make any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”) (other than the issuance and sale of securities (i) in connection with the Rights Offering and the Second Closing; (ii) to employees, officers, directors or consultants of the Company pursuant to employee benefit plans or compensatory arrangements approved by the Board of Directors (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements) or (iii) as consideration in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction) the Investor shall first be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms

(except that, to the extent permitted by Law and the Articles of Incorporation and bylaws of the Company, the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of such New Securities to be offered in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor (assuming full conversion or exercise of any securities convertible into or exercisable for Common Stock) and the denominator of which is the number of shares of Common Stock then outstanding.

(b)           Notice.  In the event the Company proposes to offer or sell New Securities that are subject to the Investor’s rights under Section 3.8(a), it shall give the Investor written notice of its intention, specifying the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), at least thirty (30) days prior to the proposed offer, issuance or sale. The Investor shall have twenty-five (25) days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 3.8 and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 3.8(a). Such notice shall constitute a non-binding agreement of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Investor to respond within such twenty-five (25) day period shall be deemed to be a waiver of the Investor’s rights under this Section 3.8 only with respect to the New Securities described in the applicable notice.

(c)           Purchase Mechanism.  If the Investor exercises its rights provided in this Section 3.8, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within sixty (60) days after the giving of notice of such exercise, provided that, if such issuance is subject to regulatory approval, such sixty (60)-day period shall be extended until the expiration of ten (10) Business Days after all such approvals have been received, but in no event later than 120 days from the date of the Company’s initial notice pursuant to Section 3.8(b). Each of the Company and the Investor agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such New Securities.

(d)           Failure of Purchase.  In the event the Investor fails to exercise its rights provided in this Section 3.8 within the twenty-five (25) day period described in Section 3.8(b) or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 3.8(c) above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled during the period of ninety (90) days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the Common Stock covered thereby shall be consummated, if at all, within thirty (30) days from the date of such agreement) to sell the Common Stock not elected to be purchased pursuant to this Section 3.8 or which the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon other terms that, taken in the aggregate, are not more favorable to the purchasers of such securities than were specified in the Company’s notice to the Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed ninety (90) days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the Common Stock or entered into an agreement to sell the Common Stock within such ninety (90) day period (or sold and issued Common Stock in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed ninety (90) days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such Common Stock without first offering such securities to the Investor in the manner provided above.

(e)           Non-Cash Consideration.  In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as reasonably determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f)            Cooperation.  The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights under this Section 3.8, including securing any required approvals or consents.

(g)           No Assignment. The rights set forth under this Section 3.8 are exclusive to the Investor and the Permitted Transferees and are not otherwise assignable or transferable to any third party.

3.9           Transfer Taxes.  On each Closing Date, all stock transfer or other Taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Shares to be sold to the Investor hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such Taxes will be or will have been complied with.

3.10         Legend.

(a)           The Investor agrees that all certificates or other instruments representing the Common Shares to be issued to the Investor pursuant to this Agreement shall bear a legend substantially to the following effect, until such time as  not required under Section 3.10(b):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE

DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b)           Following the earlier of (i) the effective date of a resale registration statement covering such Common Shares or (ii) Rule 144 becoming available for the resale of the Common Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Common Shares and without volume or manner-of-sale restrictions, the Company shall instruct the Company’s transfer agent to remove the legend set forth in Section 3.10(a) from the Common Shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent.  Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company.  If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Business Days following the delivery by the Investor to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Common Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and any required representation letter, deliver or cause to be delivered to the Investor a certificate or instrument (as the case may be) representing such Common Shares that is free from all restrictive legends.  The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 3.10(b).  Certificates for Common Shares free from all restrictive legends may be transmitted by the transfer agent to the Investor by crediting the account of the Investor’s prime broker with the Depository Trust Company as directed by the Investor.

3.11         Continued Listing Authorization.  The Company shall take all steps necessary to prevent the Common Shares from being delisted from NASDAQ, including, without limitation, effecting a reverse stock split of the Common Stock, if necessary, to comply with NASDAQ Marketplace Rule 5450(a)(1).

3.12         Registration Rights.

(a)           Registration.

(i)            At the request of the Investor, the Company shall use its reasonable best efforts to prepare and file with the SEC one or more Shelf Registration Statements (or, if permitted by the rules of the SEC, otherwise designate an existing Shelf Registration Statement filed with the SEC to cover such Registrable Securities) providing for the resale pursuant to Rule 415 from time to time by the Investor of such number of shares of Registrable Securities requested by the Investor to be registered thereby, and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective as soon as practicable and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable

Securities for a period from the date of its initial effectiveness until the time as there are no such Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). Notwithstanding the registration obligations set forth in this Section 3.12(a)(i), in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (A) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the SEC and/or (B) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other shares of Common Stock permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common Stock to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the shares of Common Stock to be included by any Person other than a Holder; second, the Company shall reduce or eliminate any shares of Common Stock to be included by any Affiliate (which shall not include the Investor or its Affiliates) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders.  In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (A) or (B) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement.  No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

(ii)           Demand Registration.

(A)          Initiating Holders shall have the right, by written notice (the “Demand Notice”) given to the Company, to request, at any time and from time to time during such periods when a Shelf Registration Statement or Shelf Registration Statements covering all of the Investor’s Registrable Securities is or are not existing and effective, that the Company register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by such Initiating Holders.  Upon receipt of a Demand Notice, the Company shall promptly (and in any event within ten (10) Business Days from the date of receipt of such Demand Notice), notify each Holder (other than the Initiating Holders) of the receipt of such Demand Notice and allow such other Holder the opportunity to include Registrable Securities held by such Holders in the proposed registration by submitting its own written notice to the Company within ten (10) Business Days of receipt of the Company notice to such other Holder.  The Company, within forty-five (45) days of the date on which the Company receives the Demand Notice, shall file with the SEC, and the Company shall thereafter use its best efforts to cause to be declared effective as promptly as practicable, a registration statement on the appropriate form for the registration and sale as shall be selected by the Company and as shall be reasonably acceptable to the Holders registering Registrable Securities, in accordance with the intended method or methods of distribution (which may be by an underwritten offering), of the total number of Registrable Securities specified by the Holders in such Demand Notice (a “Demand Registration Statement”).  If the Holders registering Registrable Securities intend to distribute any Registrable Securities by means of an underwritten offering, they shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.12(c). The managing underwriters in any such distribution shall be mutually acceptable to the Company and the Holders registering Registrable Securities in such underwritten offering.  Any Demand Registration Statement may, at the request of the Holders submitting the Demand Notice, be a “shelf” registration pursuant to Rule 415, if available.

(B)           The Company shall use reasonable best efforts to keep each Demand Registration Statement filed pursuant to this Section 3.12(a)(ii) continuously effective and usable for the resale of the Registrable Securities covered thereby for a period of one hundred eighty (180) days from the date on which the SEC declares such Demand Registration Statement effective, as such period may be extended pursuant to this Section 3.12(a)(ii)(B).  The time period for which the Company is required to maintain the effectiveness of any Demand Registration Statement shall be extended by the aggregate number of days of all suspension periods pursuant to Section 3.12(d) occurring with respect to such Demand Registration Statement.

(C)           The Company shall be entitled to suspend the use of any effective Registration Statement under this Section 3.12(a)(ii) under the circumstances set forth in Section 3.12(d).

(iii)          Any registration (except for any registration made pursuant to Section 3.12(a)(ii)) pursuant to this Section 3.12(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule

415. If the Investor or any other holder of Registrable Securities to whom the registration rights conferred by the Transaction Documents have been transferred in compliance with the Transaction Documents intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company, and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.12(c). The lead underwriters in any such distribution shall be selected by the Holders of a majority of the Registrable Securities to be distributed.

(iv)          If the Company proposes to register any of its securities, whether or not for its own account (including, without limitation, pursuant to the exercise of any demand registration rights pursuant to Section 3.12(a)(ii)), other than a registration pursuant to Section 3.12(a)(i) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company shall give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than ten (10) Business Days prior to the anticipated filing date) and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3.12(a)(iv) prior to the effectiveness of such registration, whether or not the Investor or any other Holders have elected to include Registrable Securities in such registration.

(v)           If the registration referred to in Section 3.12(a)(iv) is proposed to be underwritten, the Company shall so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 3.12(a)(iv). In such event, the right of the Investor and all other Holders to registration pursuant to this Section 3.12(a) shall be conditioned upon such Persons’ participation in such underwriting and the inclusion of such Persons’ Registrable Securities in the underwriting, and each such Person shall (together with the Company and the other Persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating Person disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investor.

(vi)          In the event (y) that the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 3.12(a)(i) or (z) that a Piggyback Registration under Section 3.12(a)(iv) relates to an underwritten offering, and in any such case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority: (i) first, solely in the case of a Piggyback Registration under Section 3.12(a)(iv) relating to a primary offering on behalf of the Company, any securities the Company proposes to sell for its own account, (ii) second, Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.12(a)(i) or Section 3.12(a)(iv), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such Holder and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of the Transaction Documents.

(vii)         In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under Section 3.12(a)(i), the Company shall (i) register the resale of the Registrable Securities on another appropriate form, including, without limitation, Form S-1 and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(b)           Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders selling in such registration pro rata on the basis of the aggregate number of securities or shares being sold.

(c)           Obligations of the Company.  The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(i)            By 9:30 a.m. New York City time on the first Business Day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC, as required by Rule 424(b) under the Securities Act.

(ii)           Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holders, in each case, with respect to such Holder, at least three (3) Business Days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that includes such information.

(iii)          Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to Section 3.12(c), and keep such registration statement effective or such prospectus supplement current.

(iv)          Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(v)           Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(vi)          Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(vii)         Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).

(viii)        Within one (1) Business Day after such event, give written notice to the Holders (which notice shall not contain any material non-public information):

(A)          when any registration statement filed pursuant to Section 3.12(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

(B)           of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C)           of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D)          of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E)           of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F)           if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.12(c)(xii) cease to be true and correct.

(ix)           Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 3.12(c)(viii)(C) at the earliest practicable time.

(x)            Upon the occurrence of any event contemplated by Section 3.12(c)(vii) or 3.12(c)(viii)(E) and subject to the Company’s rights under Section 3.12(d), the Company shall promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(xi)           Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(xii)          In the event of an underwritten offering pursuant to Section 3.12(a)(i) or Section 3.12(a)(iv), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), (A) make such representations and warranties to the Holders that are selling shareholders and the managing underwriter(s), if any, with respect to the business of the Company and the Company Subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (B) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (C) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the applicable registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (D) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (E) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(xiii)         Make available for inspection by a representative of Holders that are selling shareholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information, in each case, reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.

(xiv)        Cause all such Registrable Securities to be listed on each securities exchange on which the same class of securities issued by the Company are then listed or, if the same class of securities is not then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities of such class to be listed on NASDAQ.

(xv)         If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(xvi)        Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d)           Suspension of Sales. Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice (each such suspension, a “Suspension Period”). No single Suspension Period shall exceed thirty (30) consecutive days, and during any three hundred sixty-five (365) day period, the aggregate of all Suspension Periods shall not exceed an aggregate of sixty (60) days.

(e)           Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f)            Furnishing Information.

(i)            Neither the Investor nor any other Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(ii)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.12(c) as to a selling Holder that such selling Holder, and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g)           Indemnification.

(i)            The Company agrees to indemnify each Holder and, if a Holder is a Person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Indemnitee in any such case to the extent that any such Loss is based solely upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnitee and shall survive the transfer of the Registrable Securities by Holders.

(ii)           (A)  If any proceeding shall be brought or asserted against any Indemnitee, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnitee to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Company.

(B)  An Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnitees unless: (1) the Company has agreed in writing to pay such fees and expenses; (2) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnitee in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnitee and the Company, and such Indemnitee shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnitee and the Company; provided, that the Company shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees.  The Company shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending proceeding in respect of which any Indemnitee is a party, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding.

(C)  Subject to the terms of this Agreement, all fees and expenses of the Indemnitee (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 3.12(g)(ii)) shall be paid to the Indemnitee, as incurred, within twenty (20) Business Days of written notice thereof to the Company; provided, that the Indemnitee shall promptly reimburse the Company for that portion of such fees and expenses applicable to such actions for which such Indemnitee is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 3.12(g), except to the extent that the Company is materially and adversely prejudiced in its ability to defend such action.

(iii)          If the indemnification provided for in Section 3.12(g)(i) is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.12(g)(iii) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.12(g)(i).  No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(iv)          The indemnity and contribution agreements contained in this Section 3.12(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Article V of this Agreement.

(h)           Assignment of Registration Rights.  The rights of the Investor to registration of Registrable Securities pursuant to Section 3.12(a) may be assigned by the Investor to a transferee or assignee of Registrable Securities; provided, however, that the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned and such transferee or assignee of Registrable Securities shall agree to be bound by the terms of this Section 3.12 of the Agreement.

(i)            Holdback.  With respect to any underwritten offering of Registrable Securities by the Investor or other Holders pursuant to this Section 3.12, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and ninety (90) days following the effective date of such offering or such longer period up to ninety (90) days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to ninety (90) days as may be requested by the managing underwriter. “Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or the Company Subsidiaries or in connection with dividend reinvestment plans.

(j)            Rule 144; Rule 144A Reporting.  With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(i)            make and keep adequate current public information with respect to the Company available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(ii)           so long as the Investor or a Holder owns any Registrable Securities, furnish to the Investor or such Holder forthwith upon request: (x) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act; (y) a copy of the most recent annual or quarterly report of the Company; and (z) such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(iii)          to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(k)           As used in this Section 3.12, the following terms shall have the following respective meanings:

(i)            “Effective Date” means the date that the Shelf Registration Statement filed pursuant to Section 3.12(a)(i) is first declared effective by the SEC.

(ii)           “Holder” means the Investor, any holder or holders of the Investor Warrant (or the Common Shares issued upon exercise of the Investor Warrant) and any other holder of Registrable Securities to whom the registration rights conferred by the Transaction Documents have been transferred in compliance with Section 3.12(h) hereof.

(iii)          “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(iv)          “Initiating Holders” means any Holder or Holders who in the aggregate hold not less than 25% of the outstanding Registrable Securities (including, for purpose of this calculation, the Common Shares issued or issuable upon exercise of the Investor Warrant).

(v)           “Register,” “registered” and “registration” shall refer to a registration effected by preparing and (A) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (B) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.

(vi)          “Registrable Securities” means (A) all Common Stock issued in connection with the Investment (including, without limitation, Common Shares issued or issuable upon exercise of the Investor Warrant) and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities shall not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be immediately sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under the Transaction Documents are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at one time.

(vii)         “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 3.12, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel (not to exceed $100,000), and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(viii)        “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(ix)           “SEC Guidance” means (A) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (B) the Securities Act.

(x)            “Selling Expenses” means all discounts, selling commissions and stock transfer Taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

(l)            At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Section 3.12 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 3.12(a)(iv)-(vii) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 3.12(g) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 3.12(l), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 3.12(a)(i) or 3.12(a)(iv) prior to the date of such Holder’s forfeiture.

3.13         Certificate of Amendment.  In connection with the First Closing, the Company shall file the Certificate of Amendment with the Secretary of State for the State of Texas, and such Certificate of Amendment shall continue to be in full force and effect as of the First Closing Date and the Second Closing Date.

3.14         Rights Offering.

(a)           As promptly as practicable following the First Closing, and subject to compliance with all applicable Law, including the Securities Act, and the individual and aggregate limitations set forth in Section 3.14(b), the Company shall distribute to each holder of record as of the earliest practicable date permitted by Law and the Articles of Incorporation and bylaws of the Company (such date, the “Record Date,” and each such holder of record on the Record Date, a “Legacy Shareholder”) non-transferable rights (the “Rights”) to purchase from the Company an amount of Common Shares calculated pursuant to Section 3.14(b) at a per share purchase price of $3.00 (“Rights Purchase Price”). The transactions described in this Section 3.14, including the purchase and sale of Common Shares upon the exercise of Rights and any commitments to purchase unsubscribed Common Shares in Section 3.14(c), shall be referred to in this Agreement as the “Rights Offering.” The registration statement relating to the Rights Offering shall be filed within thirty (30) days after the First Closing.

(b)           Each Right entitles a Legacy Shareholder to a basic subscription right (“Basic Subscription Right”) and an oversubscription privilege (“Oversubscription Privilege”). The

Basic Subscription Right shall entitle a Legacy Shareholder to purchase three (3) Common Shares for each one (1) Common Share held of record by such Legacy Shareholder, and the Oversubscription Privilege will permit Legacy Shareholders to subscribe for Common Shares that are not purchased by other Legacy Shareholders under their Basic Subscription Right, provided that no Legacy Shareholder shall thereby exceed, together with any other person with whom such Legacy Shareholder may be aggregated under applicable Law, 4.9% beneficial ownership of the Company’s equity securities.

(c)           In the event the Rights Offering is under-subscribed, pursuant to this Agreement, the Investor shall purchase any unsubscribed Common Shares at the Rights Purchase Price at the Second Closing; provided that, notwithstanding anything in this Agreement to the contrary, the Investor will not be required to purchase unsubscribed Common Shares in connection with its backstop commitment in the Rights Offering to the extent doing so would cause the Investor to own more than 94.9% of the Common Shares outstanding immediately after giving affect to the transactions contemplated by the Transaction Documents (including the acquisition of Common Shares by Legacy Shareholders in the Rights Offering).

(d)           In the event of an oversubscription, the Common Stock available in the Rights Offering will be allocated pro rata among those Legacy Shareholders who oversubscribed based on each Legacy Shareholders’ percentage ownership of Common Stock on the Record Date compared to the total ownership of all Legacy Shareholders who exercised the Oversubscription Privilege.

ARTICLE IV
TERMINATION

4.1           Termination.  This Agreement may be terminated prior to the First Closing:

(a)           by mutual written agreement of the Company, the Bank and the Investor;

(b)           by the Investor, the Company or the Bank, upon written notice to the other party, in the event that the First Closing does not occur on or before June 30, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the First Closing to occur on or prior to such date;

(c)           by the Investor, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Bank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(d)(ii)(A) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the First Closing Date in absence of such breach or condition; provided that this Section 4.1(c) shall only apply if the Investor is not in material breach of any of the terms of this Agreement;

(d)           by the Company, upon written notice to the Investor, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(d)(iii)(A) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the First Closing Date in absence of such breach or condition; provided that this Section 4.1(d) shall only apply if the Company and the Bank are not in material breach of any of the terms of this Agreement;

(e)           by the Investor or the Company, upon written notice to the other party, in the event that (i) any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non-appealable; or (ii) the Governmental Consents in Section 1.2(d)(i)(B) shall have been denied by final nonappealable action of such Governmental Entity or an application or notice therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 4.1(e) if such denial or withdrawal of an application or notice shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein;

(f)            Reserved;

(g)           by the Investor or the Company, upon written notice to the other party, if the approval of any of the Investment-Based Shareholder Proposals shall not have been received at the Company Shareholders Meeting duly called and held; or

(h)           by the Investor, upon written notice to the Company, if (i) the Company fails to mail the Proxy Statement to the Company’s shareholders within sixty (60) days of the date hereof, except where such mailing is otherwise delayed or not permitted solely due to the approval or non-objection from the SEC or other Governmental Entity and the Company is not otherwise in breach of its obligations under Section 3.4(c); (ii) the Board of Directors shall have failed to include in the Proxy Statement the Board Recommendation or a Company Adverse Recommendation Change shall otherwise have occurred; (iii) the Company fails to hold the Company Shareholders Meeting by April 29, 2011; or (iv) the Company or any of its Representatives knowingly takes any of the actions that would be prohibited by Section 3.2, unless such action has only an immaterial effect on the Investor; or

(i)            by the Investor or the Company, upon written notice to the other party, if the Company delivers to the Investor a Notice of Superior Competing Transaction and the Company determines that a Competing Transaction is a Superior Competing Transaction as contemplated by Section 3.2(f)(iv); provided, however, the Company may terminate the Agreement pursuant to this Section 4.1(i) only after the expiration of the five (5) Business Day period following delivery of the Notice of Superior Competing Transaction to the Investor as provided in Section 3.2(f)(iv).

4.2           Effects of Termination.

(a)           In the event of the termination and abandonment of this Agreement prior to the First Closing pursuant to Article IV, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than the provisions of this Section 4.2 and, if after the First Closing, Article V.  Nothing contained in this Section 4.2 shall relieve any party from liability for any willful breach of any covenant or other agreement contained in this Agreement.

(b)           In the event of termination of this Agreement by the Investor pursuant to Sections 4.1(c) or 4.1(h) or by the Investor or the Company pursuant to Section 4.1(i), the Company shall make payment to the Investor by wire transfer of immediately available funds of a fee in the amount equal to $1,000,000 plus all out-of-pocket fees and expenses actually incurred by the Investor in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby up to a maximum of $500,000 (the “Termination Amount”).

(c)           In the event of termination of this Agreement by the Investor or the Company pursuant to Section 4.1(g), the Company shall make payment to the Investor by wire transfer of immediately available funds of a fee in the amount equal to $500,000.

(d)           In the event that (i) at any time after the date of this Agreement and prior to the Company’s Shareholder Meeting a Competing Transaction shall have been made known to the Company’s senior executive officers or the Board of Directors or is publicly disclosed; (ii) this Agreement is terminated by (A) the Investor or the Company pursuant to Section 4.1(b) or (B) the Investor or the Company pursuant to Section 4.1(g); and (iii) within twelve (12) months after such termination, the Company or any of the Company Subsidiaries enters into an agreement in respect of any Competing Transaction or a transaction pursuant to which any Competing Transaction is consummated, then the Company shall pay to the Investor the Termination Amount; provided that, if this Agreement is terminated by the Investor or the Company pursuant to Section 4.1(g), the amount paid to the Investor from the Company pursuant to Section 4.2(c) will be deducted from the Termination Amount due pursuant to this Section 4.2(d).  Solely for purposes of this Section 4.2(d), the term “Competing Transaction” shall have the meaning assigned to such term in Section 3.2(a), except that all references to “15%” shall be changed to “51%.”

(e)           Payment of the Termination Amount shall be made within two (2) Business Days of the occurrence of the event triggering such payment and shall be made by wire transfer of immediately available funds to an account designated in writing to the Company by the Investor.

(f)            The Company acknowledges that the agreements contained in this Section 4.2 are an integral part of the Investment and the other transactions contemplated hereby and that, without these agreements, the Investor would not have entered into this Agreement.  Accordingly, in the event that the Company shall fail to pay the Termination Amount when due, and in order to obtain such payment, the Investor commences a suit which results in a judgment against such other party for such amount, then the Company shall pay the Investor’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by the Investor.

ARTICLE V
INDEMNITY

5.1          Indemnification by the Company and the Bank.

(a)           After the First Closing, and subject to Sections 5.1, 5.3 and 5.4, the Company and the Bank, jointly and severally, shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Investor and its Affiliates, and their successors and assigns, officers, directors, partners, members, managers and employees, as applicable, (the “Investor Indemnified Parties”) against, and reimburse any of the Investor Indemnified Parties for:

(i)            all Losses that any of the Investor Indemnified Parties may at any time suffer or incur, or become subject to as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Company or the Bank in this Agreement or any certificate delivered pursuant hereto or as a result of or in connection with any breach or failure by the Company or the Bank to perform any of their covenants or agreements contained in this Agreement; and

(ii)           any action, suit, claim, proceeding or investigation by any shareholder of the Company or any other Person relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including the Investment and the Rights Offering).

The right of the Investor Indemnified Parties to indemnification under this Article V is exclusive to the Investor Indemnified Parties and is not otherwise assignable or transferable to any third party.

(b)           Notwithstanding anything to the contrary contained herein, neither the Company nor the Bank shall be required to indemnify, defend or hold harmless any of the Investor Indemnified Parties against, or reimburse any of the Investor Indemnified Parties for, any Losses relating to an inaccuracy or breach of any representation or warranty pursuant to Section 5.1(a)(i) (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations) until the aggregate amount of the Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are entitled to such indemnification under Section 5.1(a)(i) exceeds $50,000, after which the Company and the Bank, jointly and severally, shall be obligated for all of the Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are entitled to indemnification for an inaccuracy or breach of any representation or warranty under Section 5.1(a)(i). Notwithstanding anything to the contrary contained herein, neither the Company nor the Bank shall be required to indemnify, defend or hold harmless the Investor Indemnified Parties against, or reimburse the Investor Indemnified Parties for, any Losses relating to an inaccuracy or breach of any representation or warranty pursuant to Section 5.1(a)(i) in a cumulative aggregate amount exceeding the Purchase Price paid by the Investor to the Company pursuant to Section 1.1 hereof (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations).

(c)           Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under Section 5.1(a), all of the representations and warranties set forth in this Agreement (other than Section 2.2(q), Section 2.2(t)(iii) and Section 2.2(t)(ix)) or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether an inaccuracy or breach of any such representation or warranty has occurred, (ii) whether the thresholds in Section 5.1(b) have been met, and (iii) the amount of Losses resulting from, arising out of or relating to any such inaccuracy or breach of a representation or warranty.

5.2          Indemnification by the Investor.

(a)           After the First Closing and subject to Sections 5.2, 5.3 and 5.4, the Investor shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Company and its Affiliates, and their successors and assigns, officers, directors, partners, members, managers and employees, as applicable, against, and reimburse the Company for, all Losses that the Company may at any time suffer or incur, or become subject to (i) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Investor in this Agreement or (ii) as a result of or in connection with any breach or failure by the Investor to perform any of its covenants or agreements contained in this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless the Company against, or reimburse the Company (i) for Losses for which the Company would be required to indemnify the Investor Indemnified Parties pursuant to Section 5.1(a) or (ii) for any Losses pursuant to Section 5.2(a)(i) (other than Losses arising out of the inaccuracy or breach of any Investor Specified Representations) until the aggregate amount of the Company’s Losses for which the Company is entitled to indemnification under Section 5.2(a)(i) exceeds $50,000, after which the Investor shall be obligated for all of the Company’s Losses for which the Company is entitled to indemnification under Section 5.2(a)(i). Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless the Company against, or reimburse the Company for, any Losses pursuant to Section 5.2(a)(i) in a cumulative aggregate amount exceeding the Purchase Price paid by the Investor to the Company pursuant to Section 1.1 hereof (other than Losses arising out of the inaccuracy or breach of any of the Investor Specified Representations).

(c)           Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under Section 5.2, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect,” “Knowledge,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether an inaccuracy or breach of any such representation or warranty has occurred, and (ii) the amount of Losses resulting from, arising out of or relating to any such inaccuracy or breach of a representation or warranty.

5.3          Notification of Claims.

(a)           Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification

(the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The parties agree that notices for claims pursuant to Sections 5.1 and 5.2 must be delivered prior to the expiration of any applicable survival period specified in Section 6.1; provided, that if, prior to such applicable date, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 5.3(a) of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date.

(b)           Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at the Indemnifying Party’s expense (except that the Indemnifying party shall only be liable for the reasonable fees and expenses of one law firm for all of the Indemnified Parties related to such Third Party Claim).  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  The Company or the Investor (as the case may be) shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). In the event the Indemnifying Party does not assume the defense and control of any Third Party Claim or does not pursue such defense in a reasonable and diligent manner, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third Party Claim in any manner it may reasonably deem appropriate, (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.3.

(c)           In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this agreement.

5.4          Indemnification Payment.  In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is the Investor, by the Company and the Bank to the Indemnified Party and (b) if the Indemnified Party is the Company, by the Investor to the Indemnified Party, in each case on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party as a result of such claim or Action shall be reimbursed promptly by the Indemnifying Party upon receipt of an invoice describing such costs incurred by the Indemnified Party.  A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered with respect to such claim or Action.  Notwithstanding any other provision of this Agreement, the liability for indemnification by the indemnifying party under this Article V of the Agreement shall not include indirect, incidental, special, punitive or exemplary damages, other than any such Losses awarded to a third party.

5.5          Exclusive Remedies.  Each party hereto acknowledges and agrees that following the First Closing, the indemnification provisions hereunder shall be the sole and exclusive monetary remedy of the parties hereto for any breach of the representations, warranties or covenants contained in the this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No investigation of the Company or the Bank by the Investor, or by the Company or the Bank of the Investor, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.  The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VI
MISCELLANEOUS

6.1          Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive in full force and effect until the date that is one (1) year after the Second Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), at which time they shall terminate and no claims shall be made for indemnification under Section 5.1 or Section 5.2, as applicable, for breaches of representations or warranties thereafter, except the Company Specified Representations (other than the representations and warranties made in Section 2.2(z), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations) and the Investor Specified Representations shall survive the First Closing indefinitely. The covenants and agreements set forth in this Agreement shall survive until the earliest of the duration of any applicable statute of limitations or until performed or no longer operative in accordance with their respective terms.

6.2          Expenses.  Except as contemplated in Section 4.2(b) and (c) of this Agreement, each party will pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

6.3          Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.

(a)           the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person provided that no security holder of the Company shall be deemed to be an Affiliate of any other security holder or of the Company or any of its Subsidiaries solely by reason of any investment in the Company. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;

(b)           the term “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities;

(c)           the term “Certificate of Amendment” means the amendments to the Company’s Articles of Incorporation required to effect the Shareholder Proposals, pursuant to the form of

Certificate of Amendment attached hereto as Exhibit D; and any other amendments to the Company’s Articles of Incorporation that may be required pursuant to the transactions contemplated by the Transaction Documents;

(d)           the term “Board of Directors” means the Board of Directors of the Company;

(e)           the term “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Arkansas generally are authorized or required by Law or other governmental actions to close;

(f)            the term “Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person;

(g)           the term “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(i)            any Person is or becomes a beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), other than the Investor and its Affiliates, directly or indirectly, of 20% of the aggregate voting power of the voting securities; provided, however, that the event described in this clause (i) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (A) by the Company or any of its Subsidiaries, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended) do not exceed 20% of the then outstanding voting securities, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction;

(ii)           the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by voting securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(iii)          the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(iv)          a majority of the members of the Board of Directors are not Continuing Directors; provided that the changes to the membership of the Board of Directors pursuant to Section 3.5 herein shall not be considered a Change of Control;

(h)           the term “Code” means the Internal Revenue Code of 1986, as amended;

(i)            the term “Company Specified Representations” means the representations and warranties made in Section 2.2(a), Section 2.2(b)(ii) (but only with respect to the last sentence thereof), Section 2.2(c), Section 2.2(d)(i), Section 2.2(d)(ii)(A)(1), Section 2.2(d)(iii), Section 2.2(f), Section 2.2(g), Section 2.2(h), Section 2.2(q)(iv), Section 2.2(z), and Section 2.2(cc);

(j)            the term “Continuing Director” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election;

(k)           the term “Core Deposits” means money market, demand, checking, savings and transactional accounts and certificates of deposits from retail customers of the Bank (other than deposits received from QwickRate or any similar source of deposits) and shall be calculated in a manner consistent with the Company’s past practices;

(l)            the term “Derivative Instrument” means any swap, cap, floor or option agreement, but excludes (i) any commitment to sell mortgage loans in the secondary market that may, for accounting purposes, be treated as a “derivative instrument,” or (ii) any compensatory option agreement;

(m)          the term “Disclosure Schedule” means a schedule delivered, on or prior to the date of this Agreement, by (i) the Investor to the Company and (ii) the Company to the Investor setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company and the Bank, or in Section 2.3 with respect to the Investor, or to one or more covenants contained in Article III;

(n)           the term “Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment;

(o)           the term “Executive Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Lending Officer of the referenced corporation.

(p)           the term “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time;

(q)           the term “Governmental Consent” means any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or the expiration or termination of any statutory waiting periods;

(r)            the term “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization;

(s)            the term “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral;

(t)            the term “Knowledge” of the Company and words of similar import mean the actual knowledge after reasonable inquiry of any directors, executives or other employees of the Company and the Bank listed on Schedule 6.3(t) hereto;

(u)           the term “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or a security backed by or representing an interest in any such mortgage loan;

(v)           the term “Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind;

(w)          the term “Nonperforming Assets” means Nonperforming Loans, net of specific valuation allowances, and real property owned by the Bank and shall be calculated in a manner consistent with the Company’s past practices;

(x)           the term “Nonperforming Loans” means nonaccrual loans of the Bank, net of specific valuation allowances, accruing loans ninety (90) days or more past due and restructured loans and shall be calculated in a manner consistent with the Company’s past practices;

(y)           the term “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity;

(z)           the term “Proxy Statement” means a proxy statement related to the transactions contemplated by the Transaction Documents;

(aa)         the term “Rule 144” means such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time;

(bb)         the term “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a Subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more Subsidiaries thereof;

(cc)         the term “Tangible Capital” means the sum of (i) common stockholders’ equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries and certain nonwithdrawable accounts and pledged deposits, reduced by (ii) intangible assets and further reduced by (iii) debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies) and shall be calculated in a manner consistent with current OTS capital standards and regulations and without regard to the Purchase Price paid by the Investor in connection with the Investment;

(dd)         the term “Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Entity, whether or not disputed;

(ee)         the term “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax;

(ff)          the term “Transaction Documents” means this Agreement, the Investor Warrant, the Treasury Letter and the Rights Offering documents, as the same may be amended or modified from time to time;

(gg)         the word “or” is not exclusive;

(hh)         the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(ii)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(jj)           all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit and schedule references not attributed to a particular document shall be references to such exhibits and schedules to this Agreement.

6.4          Amendment and Waivers.  The conditions to each party’s obligation to consummate each Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law. No amendment or waiver of any provision of this Agreement will be effective against any party hereto unless it is in a writing signed by a duly authorized officer of such party that makes express reference to the provision or provisions subject to such amendment or waiver.

6.5          Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.6          Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.7          Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Arkansas sitting in Little Rock, Arkansas, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding or, if it does not have subject matter jurisdiction, in any Arkansas state court sitting in Little Rock, Arkansas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.09 shall be deemed effective service of process on such party.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts referred to above for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.8          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt,

(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Investor:

Bear State Financial Holdings, LLC

900 S. Shackleford, Suite 200

Little Rock, Arkansas 72211

Attn: Richard N. Massey

Telephone:  (501) 320- 4860

Fax:  (501) 320-4879

with a copy (which copy alone shall not constitute notice):

Kutak Rock LLP

124 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201-3706

Attn: Chris Pledger

Telephone: (501) 975-3000

Fax: (501) 975-3001

If to the Company:

First Federal Bancshares of Arkansas, Inc.

1401 Hwy. 62/65 N.

P.O. Box 550

Harrison, Arkansas 72602

Attn: Larry J. Brandt

Telephone:  (870) 741-7641

Fax:  (870) 365-8355

with a copy (which copy alone shall not constitute notice):

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attn: Kevin M. Houlihan

Telephone: (202) 457-6437

Fax: (202) 457-6315

If to the Bank:

First Federal Bank

1401 Hwy. 62/65 N.

P.O. Box 550

Harrison, Arkansas 72602

Attn: Larry J. Brandt

Telephone:  (870) 741-7641

Fax:  (870) 365-8355

with a copy (which copy alone shall not constitute notice):

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attn: Kevin M. Houlihan

Telephone: (202) 457-6437

Fax: (202) 457-6315

6.10         Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, inducements or conditions, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

6.11         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither the Company nor the Bank shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor.  Except as otherwise expressly provided for in this Agreement, the Investor may assign some or all of its rights hereunder without the consent of the Company or the Bank to any third party; provided that such assignment is in compliance with the Transaction Documents and Law and the Investor has received prior written notice of non-objection from the OTS to such assignment.  Such assignee shall be deemed to be the Investor hereunder with respect to such assigned rights and shall be bound by the terms and conditions of this Agreement that apply to “Investor.”

6.12         Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.13         Severability.  If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.14         Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person or entity other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 3.5, 3.12, 5.1 and 5.2 shall inure to the benefit of the persons referred to in that Section.

6.15         Public Announcements.  Each of the parties hereto will cooperate in good faith with each other in the development and distribution of all news releases and other public information disclosures with respect to the Transaction Documents and any of the transactions contemplated hereby and thereby, including any communications to the employees and customers of the Company and its Affiliates.  Without limiting the foregoing, except as otherwise permitted in the next sentence, no party hereto will make (and each party will use its best efforts to ensure that its Affiliates and Representatives do not make) any such news release or public disclosure without first consulting with the other parties hereto and, in each case, also receiving each other party’s consent (which shall not be unreasonably withheld or delayed). In the event a party hereto is advised by its outside legal counsel that a particular disclosure is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use its reasonable best efforts to consult with the other parties hereto and take their comments into account with respect to the content of such disclosure before issuing such disclosure.

6.16         Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.17         No Recourse.  This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, attorney or representative of any of the Investor or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:	/s/ LARRY J. BRANDT
	Name:	Larry J. Brandt
	Title:	President and Chief Executive Officer

FIRST FEDERAL BANK

By:	/s/ LARRY J. BRANDT
	Name:	Larry J. Brandt
	Title:	Chief Executive Officer

BEAR STATE FINANCIAL HOLDINGS, LLC

By:	/s/ RICHARD N. MASSEY
	Name:	Richard N. Massey
	Title:	Managing Member

SIGNATURE PAGE TO INVESTMENT AGREEMENT